AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CARRIAGE SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   7261                  76-0423828
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF            INDUSTRIAL         IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)               NUMBER)

                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056
                                 (281) 556-7400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                MELVIN C. PAYNE
                            CHIEF EXECUTIVE OFFICER
                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056
                                 (281) 556-7400
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

        T. MARK KELLY                               THOMAS P. MASON
    VINSON & ELKINS L.L.P.                       ANDREWS & KURTH L.L.P.
 2300 FIRST CITY TOWER, 1001 FANNIN           4200 CHASE TOWER, 600 TRAVIS
  HOUSTON, TEXAS 77002-6760                       HOUSTON, TEXAS 77002
        (713) 758-2222                              (713) 220-4368
     (713) 615-5531 (FAX)


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                  PROPOSED            PROPOSED
         TITLE OF EACH CLASS                                      MAXIMUM             MAXIMUM
         OF SECURITIES TO BE               AMOUNT TO BE        OFFERING PRICE        AGGREGATE           AMOUNT OF
             REGISTERED                     REGISTERED          PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share.....................    4,600,000 shares          $27.56           $126,776,000          $35,244
======================================================================================================================

(1) Calculated in accordance with Rule 457(c) based upon the average high and low trading price on January 14, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED JANUARY 15, 1999

                                4,000,000 Shares

                                     [LOGO]

                              Class A Common Stock

                               ------------------

     All of the shares of Class A common stock offered in this prospectus, other than shares sold under the underwriters' over-allotment option, are being sold by Carriage.

     Carriage and the selling stockholders have granted the underwriters an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.

     Our Class A shares are listed on the New York Stock Exchange under the symbol "CSV." On January 14, 1999, the last reported sale price for the Class A common stock was $27 3/8.

INVESTING IN OUR SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                           UNDERWRITING
                            PRICE TO       DISCOUNTS AND      PROCEEDS TO
                             PUBLIC         COMMISSIONS         CARRIAGE
                        ----------------  ----------------  ----------------
Per Share.............         $                 $                 $
Total.................         $                 $                 $

     Delivery of the shares of Class A common stock will be made on or about
                  , 1999, against payment in immediately available funds.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                       MERRILL LYNCH & CO.
                                       RAYMOND JAMES & ASSOCIATES, INC.
                                                             J.C. BRADFORD & CO.

                   Prospectus Dated                         , 1999

                           CARRIAGE SERVICES -- LOGO

                               MISSION STATEMENT

     We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.

                               GUIDING PRINCIPLES

     To achieve our mission, we are committed to the following principles:

               Honesty, integrity, and quality in all that we do

             Hard work, pride of accomplishment, and shared success
                           through employee ownership

                     Belief in the power of people through
                       individual initiative and teamwork

             Outstanding service and profitability go hand-in-hand

                       Growth of the company is driven by
                        decentralization and partnership

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY...................   3
RISK FACTORS.........................   7
FORWARD-LOOKING INFORMATION..........   9
PRICE RANGE OF CLASS A COMMON STOCK
  AND DIVIDEND POLICY................  10
USE OF PROCEEDS......................  10
CAPITALIZATION.......................  11
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL AND OPERATING DATA.......  12
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................  14
BUSINESS.............................  23


                                      PAGE
                                      ----
MANAGEMENT...........................  31
CERTAIN TRANSACTIONS.................  37
PRINCIPAL AND SELLING STOCKHOLDERS...  39
DESCRIPTION OF CAPITAL STOCK.........  41
SHARES ELIGIBLE FOR FUTURE SALE......  44
UNDERWRITING.........................  45
NOTICE TO CANADIAN RESIDENTS.........  47
LEGAL MATTERS........................  48
EXPERTS..............................  48
WHERE YOU CAN FIND MORE
  INFORMATION........................  48
INDEX TO FINANCIAL STATEMENTS........ F-1

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Class A common stock. You should carefully read the entire prospectus, including the financial statements and notes thereto. Unless otherwise specified, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                                    CARRIAGE

     Carriage is the fastest-growing and the fifth largest public death care company in North America. We believe we are uniquely positioned to take advantage of the consolidating death care industry due to our operating philosophy and our size. We provide a complete range of services relating to funerals, burials and cremations, as well as related products including caskets, burial vaults, garments, cemetery interment rights and memorials. Our services and products are sold both prior to and at the time of need.

     Since 1993, our operations have grown significantly, primarily through acquisitions. These acquisitions, in addition to our focus on operating improvements, have driven our revenues, profit margins and earnings higher. Our growth has been demonstrated by increases in the following:

      o   Funeral homes operated, from 25 in 1993 to 166 at year end 1998;

      o   Cemeteries operated, from 2 in 1993 to 27 at year end 1998;

      o Revenues, from $11.3 million for the year ended 1993 to $82.0 million for the nine months ended September 30, 1998;

      o Operating margins, from 0.7% for the year ended 1993 to 21.3% for the nine months ended September 30, 1998; and

      o Diluted earnings per share, from a $0.66 loss for the year ended 1993 to $0.43 profit for the nine months ended September 30, 1998.

                                  THE INDUSTRY

     The death care industry has attractive fundamental characteristics, including highly fragmented ownership, barriers to entry and stable, predictable demand. In the past several years, the industry has witnessed considerable consolidation, yet less than 25% of the 1997 United States death care industry revenues are represented by the five publicly traded death care companies. Because of the pending merger of two of our publicly held competitors and the announcement by a third that it has reduced its acquisition spending and is considering strategic alternatives, we believe that the competitive landscape for acquisitions is improving.

                                    STRATEGY

     Our business strategy is to build upon our reputation as a premier operating company and to grow through attractive acquisition opportunities. Our operating strategy is focused on increasing the revenues and profitability of each operating location through a combination of improved personalized local service and operating efficiencies. Our acquisition strategy emphasizes both geographic expansion and concentration of existing operations through the acquisition of premier funeral homes and cemeteries that have a strong local market presence.

     Our operating style is best reflected in our Mission Statement and Guiding Principles. Since our formation in 1991, our management team has focused on developing an operating philosophy that emphasizes:

      o Providing the highest level of personalized service to client families;

      o   Comprehensive employee training;

      o   A decentralized management structure;

      o Establishing high standards of service, operational and financial performance;

      o   Measuring performance against such standards; and

      o   Incentive compensation and broad-based employee stock ownership.

     We believe our successful execution of this operating philosophy, combined with fewer active public consolidators in the industry, will result in an increasing number of highly attractive acquisition opportunities.

     In 1998, we acquired 48 funeral homes and seven cemeteries for an aggregate consideration of approximately $159 million. In addition, as of January 5, 1999, we had entered into definitive agreements or letters of intent to acquire 16 funeral homes and 14 cemeteries for approximately $43.5 million. This includes our agreement to acquire seven funeral homes and 12 cemeteries from Service Corporation International as a result of a divestiture order by the Federal Trade Commission relating to its merger with Equity Corporation International.

     Our principal executive office is located at 1300 Post Oak Blvd., Suite 1500, Houston, Texas 77056. Our telephone number is (281) 556-7400.

                                  THE OFFERING

Class A common stock offered by        4,000,000 shares
  Carriage...........................
Common stock to be outstanding after
  the offering(1):
     Class A common stock............  16,028,035 shares
     Class B common stock............  3,779,088 shares
          Total......................  19,807,123 shares
Voting rights........................  Each share of Class A common stock is entitled to one vote per share and each share of Class B common
                                       stock is entitled to ten votes per share. See
                                       "Description of Capital Stock."
Conversion of Class B common stock...  Each share of Class B common stock is convertible into one share of Class A common stock. A share of
                                       Class B common stock will automatically convert
                                       into one share of Class A common stock if it is
                                       sold or transferred to anyone who is not a
                                       permitted transferee. In addition, each share of
                                       Class B common stock will become a share of Class A
                                       common stock on December 31, 2001. See
                                       "Description of Capital Stock."
Use of proceeds......................  To repay outstanding indebtedness incurred principally to fund acquisitions.
NYSE symbol of Class A common
  stock..............................  CSV

------------

(1) Based on the number of shares outstanding as of December 31, 1998. Excludes:
    (a) approximately 65,000 shares of Class B common stock issuable upon exercise of options; (b) approximately 1,700,000 shares of Class A common stock issuable upon exercise of options; and (c) 65,055 shares of Class B common stock issuable upon conversion of 1,682,500 shares of the Series D preferred stock. See "Management" and "Description of Capital Stock."

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table presents summary historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated financial data of Carriage as of and for the five years ended December 31, 1997 set forth below have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The consolidated financial data of Carriage as of and for the nine months ended September 30, 1997 and 1998 have been derived from unaudited financial statements which, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following information should be read in conjunction with Carriage's consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                          ---------------------------------------------------------  --------------------
                                            1993           1994       1995       1996       1997       1997       1998
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:
Revenues, net:
    Funeral.............................  $  10,651      $  17,368  $  22,661  $  37,445  $  64,888  $  46,283  $  65,956
    Cemetery............................        614          1,036      1,576      2,903     12,533      9,012     15,995
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
         Total net revenues.............     11,265         18,404     24,237     40,348     77,421     55,295     81,951
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Gross profit:
    Funeral.............................        917          2,856      3,740      6,804     16,484     11,878     19,022
    Cemetery............................        143            158        250        362      2,899      1,825      4,075
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
         Total gross profit.............      1,060          3,014      3,990      7,166     19,383     13,703     23,097
General and administrative expenses.....        985          1,266      2,106      2,474      5,277      3,657      5,661
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................         75          1,748      1,884      4,692     14,106     10,046     17,436
Interest expense, net...................      1,745          2,671      3,684      4,347      5,889      4,028      6,511
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.......     (1,670)          (923)    (1,800)       345      8,217      6,018     10,925
Provision for income taxes..............         --(1)          40        694        138      3,726      2,357      4,833
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..................................     (1,670)          (963)    (2,494)       207      4,491      3,661      6,092
Extraordinary item, net.................         --             --         --       (498)      (195)      (195)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) after extraordinary
  item..................................     (1,670)          (963)    (2,494)      (291)     4,296      3,466      6,092
Preferred stock dividends...............         --             --         --        622        890        713        454
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to common
  stockholders..........................  $  (1,670)     $    (963) $  (2,494) $    (913) $   3,406  $   2,753  $   5,638
                                          =========      =========  =========  =========  =========  =========  =========
Net income (loss) per common share
Basic:
    Continuing operations...............  $    (.66)     $    (.38) $    (.99) $    (.09) $     .35  $     .29  $     .44
    Extraordinary item..................         --             --         --       (.10)      (.02)      (.02)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
    Basic net income (loss) per common
      share.............................  $    (.66)(1)  $    (.38) $    (.99) $    (.19) $     .33  $     .27  $     .44
                                          =========      =========  =========  =========  =========  =========  =========
Diluted:
    Continuing operations...............  $    (.66)     $    (.38) $    (.99) $    (.09) $     .34  $     .29  $     .43
    Extraordinary item..................         --             --         --       (.10)      (.02)      (.02)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
    Diluted net income (loss) per common
      share.............................  $    (.66)(1)  $ (.38)    $    (.99) $    (.19) $     .32  $     .27  $     .43
                                          =========      =========  =========  =========  =========  =========  =========
Weighted average number of common and
  common equivalent shares outstanding:
    Basic...............................      2,520(1)       2,520      2,520      4,869     10,226     10,040     12,772
                                          =========      =========  =========  =========  =========  =========  =========
    Diluted.............................      2,520          2,520      2,520      4,869     10,485     10,323     13,198
                                          =========      =========  =========  =========  =========  =========  =========

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                         YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING AND FINANCIAL DATA:
Funeral homes at end of period..........         25         34         41         76        120        106        152
Cemeteries at end of period.............          2          3          3         10         20         14         25
Funeral services performed during
  period................................      2,265      3,529      4,414      7,181     12,131      8,917     11,967
Preneed funeral contracts sold..........        644        762      2,610      3,760      4,020      2,852      4,626
Backlog of preneed funeral contracts....      5,170      6,855      8,676     22,925     34,797     30,647     47,904
Depreciation and amortization...........  $     947  $   1,476  $   1,948  $   3,629  $   7,809  $   5,644  $   7,646

                                                                       AS OF SEPTEMBER 30, 1998
                                                                     -----------------------------
                                           AS OF DECEMBER 31, 1997     ACTUAL      AS ADJUSTED(2)
                                           -----------------------   ----------    ---------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................          $   5,823          $   12,445       $  12,445
Total assets............................            277,940             408,243         408,243
Long-term debt, net of current
  maturities............................            121,553             175,414          71,789
Redeemable preferred stock..............             13,951              13,951          13,951
Stockholders' equity....................             98,565             176,515         280,140

------------

(1) Prior to January 1, 1994, Carriage consisted of three entities whose owners contributed their equity in these entities in exchange for 2,520,000 shares of common stock of Carriage effective January 1, 1994. Shares of common stock shown outstanding for these periods assume the exchange had taken place at the beginning of the periods presented. In 1993, the entities were subchapter S corporations, and taxes were the direct responsibility of the owners. Thus, the tax provision reflected above for 1993 is based on assumptions about what the tax provision (benefit) would have been if Carriage had been a taxable entity. In our opinion, no pro forma tax provision (benefit) was appropriate for this period because Carriage followed a policy of not recognizing the benefits associated with net operating losses during such period.

(2) As adjusted to give effect to the offering and the application of the estimated net proceeds to Carriage therefrom.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE FOR OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY NOT BE ABLE TO IDENTIFY, FINANCE OR INTEGRATE ADDITIONAL ACQUISITIONS

     We have grown rapidly through acquisitions of funeral homes and cemeteries. Although we believe we have an adequate infrastructure, we cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to manage our growth. In addition, to the extent the success of our strategy is contingent on making further acquisitions, we cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us or that we will be able to integrate such acquisitions successfully without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, to the extent we are required to write down goodwill associated with acquisitions due to a decline in the value of such acquired businesses, such write down could have a material adverse effect on operating results.

     We may finance future acquisitions through the incurrence of additional bank indebtedness, the utilization of cash from operations, the issuance of Class A common stock or other securities, or any combination thereof. In the event that the Class A common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Class A common stock or other securities as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources or available funds under our credit facility in order to finance future acquisitions. If we do not have sufficient cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain all the financing we will need in the future on terms we deem acceptable.

WE ARE DEPENDENT ON KEY EXECUTIVES AND PERSONNEL

     Carriage depends to a large extent upon the abilities and continued efforts of Melvin C. Payne, Chairman of the Board and Chief Executive Officer, Mark W. Duffey, President, and its other senior management. The loss of the services of the key members of our senior management could have a material adverse effect on our continued ability to compete in the death care industry. We have entered into employment agreements with our principal executive officers. Our future success will also depend upon our ability to attract and retain skilled funeral home and cemetery management personnel. See "Management."

CERTAIN STOCKHOLDERS CONTROL THE VOTING POWER

     Because the Class B shares have ten votes per share, the holders of Class B common stock control approximately 76% of the voting power of Carriage. These stockholders are in a position to exert substantial influence over the outcome of most corporate actions requiring stockholder approval, including the election of directors, the future issuance of common stock or other securities of Carriage, the declaration of any dividend payable on the common stock and the approval of transactions involving a change in control. The interests of this group could conflict with the interests of our other stockholders. See "Description of Capital Stock."

A TAKEOVER OF CARRIAGE WOULD BE DIFFICULT

     Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of Carriage, even if such change in control would be beneficial to stockholders. Our certificate of incorporation allows us to issue preferred stock without stockholder approval. Our certificate of incorporation also provides for a staggered board, limits who may call special stockholders' meetings and limits stockholder action by written consent. In addition, certain stockholders are party to a voting agreement which prevents them from selling their shares to a competitor and requires them to vote against a business combination with a competitor. These provisions could make it more difficult for a third party to acquire Carriage. See "Description of Capital Stock -- Delaware Law and Certain Charter Provisions."

RISK OF INCREASED RATE OF CREMATION

     There is an increasing trend in the United States toward cremation. According to industry studies, cremations represented approximately 24% of the burials performed in the United States in 1997, as compared with approximately 10% in 1980. Compared to traditional funeral services, cremations have historically generated similar gross profit percentages but lower revenues. A substantial increase in the rate of cremations performed by Carriage could have a material adverse effect on our results of operations. See "Business--Death Care Industry."

RISK OF REGULATORY CHANGES

     Our operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of our business. The impact of such regulations varies depending on the location of our funeral homes and cemeteries.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted in the states in which we operate, these and other possible proposals could have a material adverse effect on our results of operations. See "Business--Trust Funds" and "--Regulation."

RISK OF REDUCTION IN DEATH RATE

     The death rate in the United States declined approximately 1% in 1997 and approximately .7% in the first ten months of 1998, reversing a trend of an approximately 1% increase per year since 1980. Industry studies indicate that the average age of the population is increasing. Our financial results may be affected by any decline in the death rate.

                          FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements:

           o address activities, events or developments that we expect, believe, anticipate or estimate will or may occur in the future;

           o are based on certain assumptions and analyses that we have made and that we believe are reasonable;

           o are based on various risks and uncertainties, general economic and business conditions, the business opportunities that may be presented to and pursued by us from time to time, changes in laws or regulations and other factors, many of which are beyond our control.

     Any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether the forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. See "Risk Factors."

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

     The following table presents the quarterly high and low sales prices for our Class A common stock. The information for 1997 and through May 7, 1998 is reported by the Nasdaq National Market which quoted the Class A common stock during that time. On May 8, 1998, our Class A common stock began to trade on the NYSE under the symbol "CSV," and the prices set forth below after that date are reported on the NYSE Composite Tape.

                                        HIGH      LOW
                                        ----      ----
1997:
     First Quarter...................   $26       $ 18 1/4
     Second Quarter..................    22 3/4     17
     Third Quarter...................    22 3/4     16 1/4
     Fourth Quarter..................    19 5/8     16 1/2
1998:
     First Quarter...................    24 3/4     16 3/4
     Second Quarter..................    26 1/4     21
     Third Quarter...................    27 1/4     19 1/2
     Fourth Quarter..................    28 3/4     19 3/16
1999:
     First Quarter (through January
      14, 1999)......................    29 1/4     26 1/4

     On January 14, 1999, the last reported sale price of the Class A common stock on the NYSE was $27 3/8 per share. As of December 31, 1998, there were 12,028,035 shares of Class A common stock outstanding held by approximately 200 holders of record.

     We have never paid a cash dividend on the Class A or Class B common stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, certain provisions of our credit facility provide certain restrictions on the payment of dividends on our common stock. Any future change in our dividend policy will be made at the discretion of our board of directors in light of our financial condition, capital requirements, earnings and prospects and any restrictions under credit agreements, as well as other factors they may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Holders of shares of our Series D preferred stock are entitled to receive dividends at an annual rate of $.06 per share or $.07 per share, depending on the date such shares were issued. Such dividends are payable quarterly. From January 1, 1996 through December 31, 1998, cash dividends of approximately $1,006,284 on the Series D preferred stock and $1,113,401 on the Series F preferred stock had been paid. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds we will receive from the offering are estimated to be approximately $103.6 million (approximately $114.5 million if the underwriter's over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses. Substantially all of the net proceeds we will receive will be used to repay outstanding indebtedness under our credit facility, incurred principally to fund acquisitions. As of December 31, 1998, $192.4 million was outstanding under the credit facility with an average effective interest rate of 6.50%. Any remaining net proceeds will be used for general corporate purposes, including future acquisitions. Amounts repaid on the credit facility may be reborrowed from time to time for possible future acquisitions, capital expenditures and other general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Carriage as of September 30, 1998 on an actual basis, and as adjusted to give effect to the sale of 4,000,000 shares of Class A common stock. This assumes that the underwriters' over-allotment option is not exercised. The table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                        AS OF SEPTEMBER 30, 1998
                                        -------------------------
                                         ACTUAL      AS ADJUSTED
                                        --------     ------------
                                             (IN THOUSANDS)
Current portion of long-term debt and
  obligations under capital leases...   $  5,116       $  5,116
                                        ========     ============
Long-term debt and obligations under
  capital leases (excluding current
  portion):
     Credit facility.................   $156,800       $ 53,175
     Acquisition debt................     13,795         13,795
     Other...........................      4,819          4,819
     Obligations under capital
       leases........................      3,254          3,254
                                        --------     ------------
          Total long-term debt and
             obligations under
             capital leases..........    178,668         75,043
                                        --------     ------------
Redeemable preferred stock(1)........     13,951         13,951
                                        --------     ------------
Stockholders' equity(2):
     Class A common stock, par value
       $.01 per share, 40,000,000
       shares authorized; 10,926,583
       shares issued and outstanding;
       14,926,583 shares issued and
       outstanding, as adjusted......        109            149
     Class B common stock, par value
       $.01 per share, 10,000,000
       shares authorized; 3,870,598
       shares issued and outstanding,
       and as adjusted...............         39             39
     Contributed capital.............    174,332        277,917
     Accumulated deficit.............      2,035          2,035
                                        --------     ------------
          Total stockholders'
             equity..................    176,515        280,140
                                        --------     ------------
               Total
                  capitalization.....   $369,134       $369,134
                                        ========     ============

------------

(1) The redeemable preferred stock (the Series D preferred stock and Series F preferred stock) is convertible at the holder's option into Class A and Class B common stock at a conversion price based upon a ten-day average of the closing market price of the Class A common stock ($25.8625 as of December 31, 1998) for the Series D preferred stock and at a conversion price of $17.00 per share for the Series F preferred stock. On December 31, 2001, we must redeem all shares of Series D preferred stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. On December 31, 1998, all of the shares of Series F preferred stock were converted into 722,250 shares of Class A common stock. See "Description of Capital Stock."

(2) Does not include shares of common stock issuable upon exercise of options outstanding under our stock option plans. See "Management."

                        SELECTED HISTORICAL CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

     The following table sets forth selected historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated financial data as of and for the five years ended December 31, 1997 set forth below have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 have been derived from unaudited financial statements which, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and notes thereto included elsewhere in this prospectus.


                                                                                                         NINE MONTHS
                                                                                                     ENDED SEPTEMBER 30,
                                                             YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------  --------------------
                                            1993           1994       1995       1996       1997       1997       1998
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:
Revenues, net:
    Funeral.............................  $  10,651      $  17,368  $  22,661  $  37,445  $  64,888  $  46,283  $  65,956
    Cemetery............................        614          1,036      1,576      2,903     12,533      9,012     15,995
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
         Total net revenues.............     11,265         18,404     24,237     40,348     77,421     55,295     81,951
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Gross profit:
    Funeral.............................        917          2,856      3,740      6,804     16,484     11,878     19,022
    Cemetery............................        143            158        250        362      2,899      1,825      4,075
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
         Total gross profit.............      1,060          3,014      3,990      7,166     19,383     13,703     23,097
General and administrative expenses.....        985          1,266      2,106      2,474      5,277      3,657      5,661
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................         75          1,748      1,884      4,692     14,106     10,046     17,436
Interest expense, net...................      1,745          2,671      3,684      4,347      5,889      4,028      6,511
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.......     (1,670)          (923)    (1,800)       345      8,217      6,018     10,925
Provision for income taxes..............         --(1)          40        694        138      3,726      2,357      4,833
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..................................     (1,670)          (963)    (2,494)       207      4,491      3,661      6,092
Extraordinary item, net.................         --             --         --       (498)      (195)      (195)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) after extraordinary
  item..................................     (1,670)          (963)    (2,494)      (291)     4,296      3,466      6,092
Preferred stock dividends...............         --             --         --        622        890        713        454
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to common
  stockholders..........................  $  (1,670)     $    (963) $  (2,494) $    (913) $   3,406  $   2,753  $   5,638
                                          =========      =========  =========  =========  =========  =========  =========
Net income (loss) per common share
Basic:
    Continuing operations...............  $    (.66)     $    (.38) $    (.99) $    (.09) $     .35  $     .29  $     .44
    Extraordinary item..................         --             --         --       (.10)      (.02)      (.02)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
    Basic net income (loss) per common
      share.............................  $    (.66)(1)  $  (.38)   $    (.99) $    (.19) $     .33  $     .27  $     .44
                                          =========      =========  =========  =========  =========  =========  =========
Diluted:
    Continuing operations...............  $    (.66)     $    (.38) $    (.99) $    (.09) $     .34  $     .29  $     .43
    Extraordinary item..................         --             --         --       (.10)      (.02)      (.02)        --
                                          ---------      ---------  ---------  ---------  ---------  ---------  ---------
    Diluted net income (loss) per common
      share.............................  $    (.66)    (1) $ (.38) $    (.99) $    (.19) $     .32  $     .27  $     .43
                                          =========      =========  =========  =========  =========  =========  =========
Weighted average number of common and
  common equivalent shares outstanding:
    Basic...............................      2,520(1)       2,520      2,520      4,869     10,226     10,040     12,772
                                          =========      =========  =========  =========  =========  =========  =========
    Diluted.............................      2,520          2,520      2,520      4,869     10,485     10,323     13,198
                                          =========      =========  =========  =========  =========  =========  =========

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                         YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING AND FINANCIAL DATA:
Funeral homes at end of period..........         25         34         41         76        120        106        152
Cemeteries at end of period.............          2          3          3         10         20         14         25
Funeral services performed during
  period................................      2,265      3,529      4,414      7,181     12,131      8,719     11,967
Preneed funeral contracts sold..........        644        762      2,610      3,760      4,020      2,852      4,626
Backlog of preneed funeral contracts....      5,170      6,855      8,676     22,925     34,797     30,647     47,904
Depreciation and amortization...........  $     947  $   1,476  $   1,948  $   3,629  $   7,809  $   5,644  $   7,646


                                                           AS OF DECEMBER 31,
                                          -----------------------------------------------------           AS OF
                                            1993       1994       1995       1996       1997       SEPTEMBER 30, 1998
                                          ---------  ---------  ---------  ---------  ---------   ---------------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................  $    (142) $   4,271  $   6,472  $   5,089  $   5,823         $  12,445
Total assets............................     28,784     44,165     61,746    131,308    277,940           408,243
Long-term debt, net of current
  maturities............................     26,270     32,622     42,057     42,733    121,553           175,414
Redeemable preferred stock..............         --         --         --     17,251     13,951            13,951
Stockholders' equity (deficit)..........     (2,626)     3,429      9,151     57,043     98,565           176,515

------------

(1) Prior to January 1, 1994, Carriage consisted of three entities whose owners contributed their equity in these entities in exchange for 2,520,000 shares of common stock of Carriage effective January 1, 1994. Accordingly, shares of common stock shown outstanding for these periods assume the exchange had taken place at the beginning of the periods presented. In 1993, the entities were subchapter S corporations, and taxes were the direct responsibility of the owners. Thus, the tax provision reflected above for 1993 is based on assumptions about what the tax provision (benefit) would have been if Carriage had been a taxable entity. In the opinion of management, no pro forma tax provision (benefit) was appropriate for this period because Carriage followed a policy of not recognizing the benefits associated with net operating losses during such period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading provider of death care services and products in the United States. Our focus is on growth through acquisitions and enhancements at facilities we currently own to increase revenues and gross profit. We entered 1998 with the goals (among others) of:

      o   implementing company-wide training;

      o increasing margins in our funeral home and cemetery operations while continuing to grow rapidly;

      o   substantially increasing the preneed sales and marketing activities;
          and

      o   increasing employee incentive and ownership programs.

The objective of these goals was to expand our infrastructure and stability as we continued to pursue consolidation opportunities in the death care industry.

     Income from operations, which we define as earnings before interest and income taxes, increased, as a percentage of net revenues, from 11.6% for 1996 to 18.2% for 1997 and to 21.3% for the nine months ended September 30, 1998. Income from operations for the nine months ended September 30, 1998 increased 73.6% compared to the same period in 1997. This improvement was largely due to the increased gross profits at the individual locations. Gross margins for the funeral homes increased from 18.2% in 1996 to 25.4% in 1997 and to 28.8% for the nine months ended September 30, 1998, as a result of margin management training for the managers and directors related to merchandising and memorialization and benefits from cost containment and clustering, where realizable. Improvements in cemetery gross profit margins have been dramatic since 1996. Cemetery gross profit from 1996 to 1997 increased 700% while cemetery revenues increased 332% for that same period. During 1997, we doubled the number of cemeteries we owned and beginning in late 1996 we restructured the preneed sales function. As a percentage of cemetery net revenues, cemetery gross profit increased from 12.5% in 1996 to 23.1% in 1997, and to 25.5% for the nine months ended September 30, 1998. Increased preneed sales and marketing efforts have had a significant impact beginning in the fourth quarter of 1997, as revenues and gross profits from cemeteries owned at least one year increased 79.7% and 664.1%, respectively, for the nine months ended September 30, 1998 compared to the same period in 1997.

     We have experienced significant growth since the end of 1995 when we owned 44 facilities. We acquired 45 facilities in 1996, 54 facilities in 1997 and 55 facilities in 1998. In a deliberate and managed process, we increased personnel and related infrastructure as a function of the increase in our revenue run rate. As a consequence, general and administrative expenses increased from $2.1 million in 1995, to $2.5 million in 1996, to $5.3 million in 1997 and to $5.7 million for the nine months ended September 30, 1998. However, general and administrative expenses as a percentage of revenues over these periods was 8.7% in 1995, 6.1% in 1996, 6.8% in 1997 and 6.9% for the nine months ended September 30, 1998. The additional personnel filled critical roles in expanding the geographic coverage of both corporate development and preneed sales and marketing activities, as well as the financial, data processing and administrative functions needed to support the growing number of locations operating in a decentralized management fashion with timely financial and management information. Additionally, near the end of 1996, we restructured and expanded the prearranged funeral and cemetery sales organization significantly.

     During 1996, we acquired 38 funeral homes and seven cemeteries for an aggregate consideration of approximately $68 million. We acquired 44 funeral homes and ten cemeteries during 1997 for approximately $118 million. During 1998, we acquired 48 funeral homes and seven cemeteries for an aggregate consideration of approximately $159 million. We funded these acquisitions through cash flow from operations, additional borrowings under our credit facilities and issuance of preferred and common stock. In addition, as of January 5, 1998, we had letters of intent or definitive agreements to acquire 16 funeral homes and 14 cemeteries for an aggregate consideration of approximately $43.5 million. We believe our increased recognition in the death care industry as an established operator and purchaser of funeral homes and cemeteries, as well as favorable conditions in the acquisition marketplace, have improved our ability to attract potential acquisitions that are larger, strategic and accretive and our ability to finance our acquisitions with debt and equity.

     One consequence of our rapid growth through acquisitions in recent years is a relatively high level of non-cash depreciation and amortization expense. For the year ended December 31, 1997, depreciation and amortization expense as a percentage of net revenues was 10.1%. We believe that this percentage was higher than others in the industry as most of our acquisitions have occurred during the past two years and have been primarily comprised of funeral homes (as compared to cemeteries which have a large non-depreciable land component). Because all of our properties have been acquired in these types of transactions in the past few years, the non-cash charges related to purchase price allocations resulting from these acquisitions have had a significant impact on our reported net income.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement data for Carriage expressed as a percentage of net revenues for the periods presented:

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
Total revenues, net..................      100.0%     100.0%     100.0%     100.0%     100.0%
Total gross profit...................       16.5       17.8       25.0       24.8       28.2
General and administrative
expenses.............................        8.7        6.1        6.8        6.6        6.9
Operating income.....................        7.8       11.6       18.2       18.2       21.3
Interest expense, net................       15.2       10.8        7.6        7.3        7.9
Net income (loss) before
  extraordinary item.................      (10.3)       0.5        5.8        6.6        7.4

     The following table sets forth the number of funeral homes and cemeteries owned and operated by Carriage for the periods presented:

                                             YEAR ENDED DECEMBER 31,
                                        ----------------------------------
                                        1995      1996      1997      1998
                                        ----      ----      ----      ----
Funeral homes at beginning of
period...............................    34        41        76       120
Acquisitions.........................     8        38        44        48
Divestitures.........................     1         3         0         2
                                        ----      ----      ----      ----
     Funeral homes at end of
       period........................    41        76       120       166
                                        ====      ====      ====      ====
Cemeteries at beginning of period....     3         3        10        20
Acquisitions.........................     0         7        10         7
Divestitures.........................     0         0         0         0
                                        ----      ----      ----      ----
     Cemeteries at end of period.....     3        10        20        27
                                        ====      ====      ====      ====

     As of January 5, 1999, we had non-binding letters of intent or definitive agreements for the acquisition of 16 funeral homes and 14 cemeteries.

     The following is a discussion of our results of operations for the nine months ended September 30, 1997 and 1998 and the three years ended December 31, 1995, 1996 and 1997. For purposes of this discussion, funeral homes and cemeteries owned and operated for the entirety of both periods being compared are referred to as "existing operations." Operations acquired or opened during either period being compared are referred to as "acquired operations."

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     FUNERAL HOME SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit from our funeral home operations for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1998.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,             CHANGE
                                       --------------------   ------------------
                                         1997       1998      AMOUNT     PERCENT
                                       ---------  ---------   -------    -------
                                                (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations.............  $  35,086  $  36,361   $ 1,275       3.6%
     Acquired operations.............     11,197     29,595    18,398        *
                                       ---------  ---------   -------
          Total net revenues.........  $  46,283  $  65,956   $19,673      42.5%
                                       =========  =========   =======
Gross profit:
     Existing operations.............  $   8,135  $   9,884   $ 1,749      21.5%
     Acquired operations.............      3,743      9,138     5,395        *
                                       ---------  ---------   -------
          Total gross profit.........  $  11,878  $  19,022   $ 7,144      60.1%
                                       =========  =========   =======

------------

* Not meaningful.

     Due to our rapid growth, existing operations for the nine months ended September 30, 1998 represented only 55.1% of the total funeral revenues and only 52.0% of the total funeral gross profit. Total funeral net revenues for the nine months ended September 30, 1998 increased $19.7 million or 42.5% over the nine months ended September 30, 1997. The higher net revenues reflect an increase of $18.4 million in net revenues from acquired operations and an increase in net revenues of $1.3 million from existing operations.

     Total funeral gross profit for the nine months ended September 30, 1998 increased $7.1 million or 60.1% over the comparable nine months of 1997. The higher total gross profit reflected an increase of $5.4 million from acquired operations and an increase of $1.7 million from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation, cost savings, improved collections experience and the increasing effectiveness of our merchandising strategy. Total gross margin increased from 25.7% for the nine months ended September 30 of 1997 to 28.8% for the nine months ended September 30, 1998 due to these factors.

     CEMETERY SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit from our cemetery operations for the nine months ended September 30,
1997 compared to the nine months ended September 30, 1998.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,             CHANGE
                                       --------------------   ------------------
                                         1997       1998      AMOUNT     PERCENT
                                       ---------  ---------   -------    -------
                                                (DOLLARS IN THOUSANDS)
Total net revenues...................  $   9,012  $  15,995   $ 6,983      77.5%
                                       =========  =========   =======
Total gross profit...................  $   1,825  $   4,075   $ 2,250     123.3%
                                       =========  =========   =======

     Due to our rapid growth, existing operations for the nine months ended September 30, 1998 represented approximately 32.9% of the cemetery revenues and approximately 26.3% of cemetery gross profit as we had only 14 cemeteries in operation at the end of the nine months ended September 30, 1997 as compared to 25 at the end of the nine months ended September 30, 1998. As a result, we do not believe it is meaningful to present the results for existing and acquired operations separately. Total cemetery net revenues for the nine months ended September 30, 1998 increased $7.0 million over the nine months ended September 30, 1997, and total cemetery gross profit increased $2.3 million over the comparable nine months of 1997. Total gross margin increased from 20.3% for the nine months ended September 30, 1997 to 25.5% for the nine months ended September 30, 1998. These increases were due primarily to our acquisition of 11 cemeteries during the twelve-month period ended September 30, 1998, and increased preneed marketing efforts.

     General and administrative expenses for the nine months ended September 30, 1998 increased $2.0 million or 54.8% over the nine months ended September 30, 1997 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, the increase in general and administrative expenses as a percentage of net revenues was as the expenses were spread over a larger volume of revenue.

     Interest expense for the nine months ended September 30, 1998 increased $2.5 million over the nine months ended September 30, 1997 principally due to increased borrowings for acquisitions subsequent to September 30, 1997. Partially offsetting the increased borrowings for acquisitions are the effects of a new credit facility, which reflects substantially improved terms and reduced interest rates compared to the previous arrangements and proceeds from our sale of common stock during May, 1998 which were used to reduce outstanding debt.

     Preferred stock dividends of $454,000 were subtracted from the $6.1 million of net income in computing the net income available to common stockholders of $5.6 million for the nine months ended September 30, 1998. The reduction in preferred stock dividends from 1997 to 1998 is due to conversions of the preferred stock to common stock.

     For the nine months ended September 30, 1998, we provided for income taxes on income before income taxes at a combined state and federal rate of 44.2% compared with 39.2% for the same period in 1997. The effective tax rate for the nine months ended September 30, 1997 included a 4.5% tax benefit for the utilization of prior year net operating losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     FUNERAL HOME SEGMENT. The following table sets forth certain information regarding our revenues and gross profit from our funeral home operations during the years ended December 31, 1996 and 1997:

                                        YEAR ENDED
                                       DECEMBER 31,              CHANGE
                                   --------------------    ------------------
                                     1996       1997       AMOUNT     PERCENT
                                   ---------  ---------    -------    -------
                                             (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations.......... $  25,042  $  24,627    $  (415)     (1.7)%
     Acquired operations..........    12,403     40,261     27,858        *
                                   ---------  ---------    -------
          Total net revenues...... $  37,445  $  64,888    $27,443      73.3%
                                   =========  =========    =======
Gross profit:
     Existing operations.......... $   4,396  $   5,675    $ 1,279      29.1%
     Acquired operations..........     2,408     10,809      8,401        *
                                   ---------  ---------    -------
          Total gross profit...... $   6,804  $  16,484    $ 9,680     142.3%
                                   =========  =========    =======

------------

* Not meaningful.

     Due to our rapid growth, existing operations represented only 38% of the total funeral revenues and only 34% of the total funeral gross profit for the year ended December 31, 1997. Total funeral net revenues for the year ended December 31, 1997 increased $27.4 million or 73.3% over 1996. The higher net revenues reflect an increase of $27.9 million in net revenues from acquired operations and a decrease in net revenues of $415,000 or 1.7% from existing operations. The decrease in revenues for the existing operations primarily resulted from fewer funeral services being performed, which was partially offset by a 2.6% increase in the average revenue per funeral service. Fewer services were performed in 1997 primarily due to lower than usual seasonal death rates in certain of our markets, especially in the East North Central region of the country where we have a large number of existing operations.

     Total funeral gross profit for the year ended December 31, 1997 increased $9.7 million or 142.3% over 1996. The higher total gross profit reflected an increased of $8.4 million from acquired operations and an increase of $1.3 million or 29.1% from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation, cost savings, improved collections experience and the increasing effectiveness of our merchandising strategy, which were partially offset by lower revenues. Total gross profit increased from 18.2% for 1996 to 25.4% for 1997 due to these factors.

     CEMETERY SEGMENT. The following table sets forth certain information regarding our net revenues and gross profit from our cemetery operations for the years ended December 31, 1996 and 1997.

                                            YEAR ENDED
                                           DECEMBER 31,             CHANGE
                                       --------------------    -----------------
                                         1996       1997       AMOUNT    PERCENT
                                       ---------  ---------    ------    -------
                                                (DOLLARS IN THOUSANDS)
Total net revenues...................  $   2,903  $  12,533    $9,630     331.7%
                                       =========  =========    ======
Total gross profit...................  $     362  $   2,899    $2,537     700.8%
                                       =========  =========    ======

     Due to our rapid growth, existing operations represented approximately 15% of cemetery revenues and approximately 9% of cemetery gross profit for the years ended December 31, 1997. As a result, we do not believe it is meaningful to present the results for existing and acquired operations separately.

     Total cemetery net revenues for the year ended December 31, 1997 increased $9.6 million or 331.7% over 1996 and total cemetery gross profit increased $2.5 million or 700.8% over 1996. Total gross margin increased from 12.5% for the year ended December 31, 1996 to 23.1% for the year ended December 31, 1997. These increases were due primarily to our acquisition of ten cemeteries during 1997 and increased preneed marketing efforts.

     As a result of the acceleration of our acquisition program beginning in 1996, the profit contribution from acquired properties exceeded that of existing operations even though most were not owned for the entire year. The acquisition and integration of these new properties received the majority of the corporate operations group's management focus during the year. During the fourth quarter of 1996, significant additional management resources were added to this group to provide assistance in increasing revenue and profit margins from existing ongoing operations and to more rapidly achieve targeted margins for acquired businesses.

     General and administrative expenses for the year ended December 31, 1997 increased $2.8 million or 113.3% over 1996 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, the increase in general and administrative expenses as a percentage of net revenues was less than one percentage point as the expenses were spread over a larger volume of revenue.

     Interest expense for the year ended December 31, 1997 increased $1.5 million over 1996 principally due to increased borrowings for acquisitions. In August 1996, we utilized the net proceeds from our initial public offering and borrowings under a credit facility to repay the majority of our outstanding debts. In September 1997, we entered into a new credit facility for an increased line of credit. In connection with repayments of debt in both years, we recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefits of approximately $332,000 and $159,000, for the write-off of the deferred loan costs associated with the early retirement of debts, for the years ended December 31, 1996 and 1997, respectively. The new credit facility reflects substantially improved terms and reduced interest rates compared to the previous arrangements.

     During 1997, we issued approximately $20 million of redeemable preferred stock to fund a portion of our acquisition program. Dividends on this preferred stock are 4% per annum. Preferred dividends of $890,000 were subtracted from the $4.5 million of net income before extraordinary item in computing earnings attributable to common stockholders, resulting in a net income before extraordinary item of $3.6 million for purposes of computing basic and diluted earnings per common share.

     For 1997, we provided for income taxes on income before income taxes and extraordinary item at a combined state and federal tax rate of 45.3%. The provision for income taxes for 1997 includes a one-time charge in the amount of $390,000 to revalue the historical deferred tax liability accounts because our taxable income has grown to the level at which the federal corporate tax rate increases from 34% to 35%. Amortization of names and reputations related to stock acquisitions, which is nondeductible, is the primary cause of our effective rate exceeding 34%. Prior to 1997, we experienced net operating losses and the tax benefits associated with these net operating loss carryforwards were reserved. We continue to analyze the benefits associated with these losses and adjust the valuation allowance as appropriate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table sets forth certain information regarding our net revenues and gross profit from operations during the years ended December 31, 1995 and 1996:

                                        YEAR ENDED
                                       DECEMBER 31,              CHANGE
                                   --------------------    ------------------
                                     1995       1996       AMOUNT     PERCENT
                                   ---------  ---------    -------    -------
                                             (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations.......... $  21,482  $  20,921    $  (561)     (2.6%)
     Acquired operations..........     2,755     19,427     16,672        *
                                   ---------  ---------    -------
          Total net revenues...... $  24,237  $  40,348    $16,111      66.5%
                                   =========  =========    =======
Gross profit:
     Existing operations.......... $   3,451  $   3,481    $    30       0.9%
     Acquired operations..........       539      3,685      3,146        *
                                   ---------  ---------    -------
          Total gross profit...... $   3,990  $   7,166    $ 3,176      79.6%
                                   =========  =========    =======

------------

* Not meaningful.

     Total net revenues for the year ended December 31, 1996 increased $16.1 million or 66.5% over 1995. The higher net revenues reflect an increase of $16.7 million in net revenues from acquired operations and a decrease in net revenues of $561,000 or 2.6% from existing operations. The decrease in net revenues for the existing operations primarily resulted from fewer funeral services being performed, which was partially offset by a 3.9% increase in the average revenue per funeral service. Fewer services were performed in 1996 due to the divestiture of three funeral homes and a longer than normal seasonal decline in the number of deaths in certain of our markets. This seasonal decline in the number of services ended in mid-November. At December 31, 1996, we operated 10 cemeteries. The net revenues and gross profit of cemeteries represented less than eight percent of our total operations and accordingly are not shown separately.

     Total gross profit for the year ended December 31, 1996 increased $3.2 million or 79.6% over 1995. The higher total gross profit reflected an increase of $3.1 million from acquired operations and an increase of $30,000 or 0.9% from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation and the increasing effectiveness of our merchandising strategy, which was partially offset by lower revenues. Total gross margin increased from 16.5% for 1995 to 17.8% for 1996 due to these factors. As a result of the acceleration of our acquisition program in 1996, the profit contribution from acquired properties exceeded that of existing operations even though most were not owned for the entire year. The acquisition and integration of these new properties received the majority of the corporate operations group's management focus during the year. During the fourth quarter, significant additional management resources were added to this group to provide assistance in increasing revenue and profit margins from existing ongoing operations and to more rapidly achieve targeted margins for acquired businesses.

     General and administrative expenses for the year ended December 31, 1996 increased $368,000 or 17.5% over 1995 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, general and administrative expenses as a percentage of net revenues decreased from 8.7% for 1995 to 6.1% for 1996, reflecting economies of scale realized by our company as the expenses were spread over a larger operations revenue base.

     Interest expense for the year ended December 31, 1996 increased $663,000 over 1995 principally due to increased borrowings for acquisitions. In August 1996, we utilized the net proceeds from the initial public offering and borrowings under the former credit facility to repay the majority of our outstanding debts. In connection with repayment of debt, we recognized an extraordinary charge of approximately $498,000, net of income tax benefit of approximately $332,000, to reflect the write-off of the deferred loan costs associated with the early retirement of debt. The former credit facility reflected substantially improved terms and reduced interest costs compared to the previous arrangements.

     During 1996, we issued approximately $18 million of redeemable preferred stock to fund a portion of our acquisition program. Dividends on the majority of this preferred stock range from 6-7% per annum. Preferred dividends of $622,000 were subtracted from the $207,000 of income before extraordinary item in computing earnings attributable to common stockholders resulting in a net loss of $415,000 for purposes of computing primary earnings per common share. Approximately $16 million of redeemable preferred stock converted into common stock subsequent to December 31, 1996.

     For 1996, we provided for income taxes on net income before income taxes and extraordinary item at a combined state and federal tax rate of 40%. Prior to 1996, we experienced net operating losses. The tax benefits associated with these net operating loss carryforwards were reserved. We continue to analyze the benefits associated with these losses and will adjust the recorded valuation allowance as appropriate in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents totaled $4.1 million at September 30, 1998, representing a decrease of $2.0 million from December 31, 1997. For the nine months ended September 30, 1998, cash provided by operations was $5.2 million as compared to $8.4 million for the nine months ended September 30, 1997. The decrease in net cash provided by operating activities was principally due to the increase in income from operations, which was partially offset by increases in accounts receivable and other deferred charges. Cash used in investing activities was $117.5 million for the nine months ended September 30, 1998 compared to $49.1 million for the nine months ended September 30, 1997, due primarily to increases in amounts paid in connection with acquisitions and capital expenditures.

     In the first nine months of 1998, cash flow provided by financing activities amounted to approximately $110.3 million, primarily due to the net proceeds generated from our equity offering in the second quarter of 1998 and proceeds from long-term debt which were used to fund acquisitions. On May 28, 1998, we completed the sale of 3,000,000 shares of our Class A common stock and on June 10, 1998, the underwriters in that equity offering exercised their option to sell an additional 450,000 shares of Class A common stock, raising the total number of shares to 3,450,000 and resulting in approximately $69 million in net proceeds, of which $45 million was used to repay outstanding indebtedness under our credit facility, with the remaining $24 million used for acquisitions and general corporate purposes.

     Historically, we have financed our acquisitions with proceeds from debt and the issuance of common and preferred stock. As of September 30, 1998, we had 1,682,500 shares of Series D preferred stock and 12,278,285 shares of Series F preferred stock issued and outstanding. The Series D preferred stock is convertible into Class B common stock, and the Series F preferred stock is convertible into Class A common stock. The holders of Series D preferred stock are entitled to receive cash dividends at an annual rate of $.06-$.07 per share depending on the date such shares were issued. Commencing on the second anniversary of the completion of the initial public offering (August 8, 1998), we may, at our option, redeem all or any portion of the shares of Series D preferred stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. Such redemption is subject to the right of each holder of Series D preferred stock to convert such holders shares into shares of Class B common stock. On December 31, 2001, we must redeem all shares of Series D preferred stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

     The Series F preferred stock paid cash dividends at the annual rate of $.042 per share. On December 31, 1998, all of the Series F preferred stock was converted into an aggregate of 722,250 shares of Class A common stock based on the exercise price of $17 per share.

     In conjunction with the closing of the initial public offering, we entered into a credit facility which provided for a $75 million revolving line of credit with both LIBOR and base rate interest options. In August 1996, we repaid all of our outstanding indebtedness with the proceeds from the issuance of Class A common stock in connection with our initial public offering and utilization of the former credit facility. The former credit facility was unsecured with a term of three years and contained customary restrictive covenants, including a restriction on the payment of dividends on common stock, and required us to maintain certain financial ratios. In September 1997, we entered into a new credit facility for a $150 million revolving line of credit. This credit facility has a five-year term, is unsecured and contains customary restrictive covenants, including a restriction on the payment of dividends on common stock and requires us to maintain certain financial ratios. Interest under this credit facility is provided at both LIBOR and prime rate options. In connection with repayment of debt in August 1996 and the retirement of debt issued with the credit facility in September 1997, we recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefit of approximately $332,000 and $159,000, for the write-off of the deferred loan costs associated with the early retirement of debt for the years ended December 31, 1996 and 1997, respectively. During September 1998, we increased our bank credit facility from $150 million to $225 million, with three additional banks participating in the agreement. At December 31, 1998 approximately $192.4 million was outstanding under the credit facility.

     We expect to continue to aggressively pursue additional acquisitions of funeral homes and cemeteries to take advantage of the trend toward consolidation occurring in the industry which will require significant levels of funding from various sources. At the beginning of 1998, we expected to spend approximately $85 million on acquisitions in 1998. Due to increased acquisition activity in 1998, we spent approximately $159 million, and at January 5, 1999, we had signed non-binding letters of intent or definitive agreements for acquisitions totaling $43.5 million. We believe that cash flow from operations, borrowings under the credit facility and issuances of additional debt and equity securities should be sufficient to fund acquisitions and anticipated capital expenditures and other operating requirements for the remainder of 1999.

     In March 1997, we filed a shelf registration statement relating to 2,000,000 shares of Class A common stock to be issued to fund acquisitions. As of December 31, 1998, approximately 1,057,000 shares remained available for issuance under this shelf registration. Because future cash flows and the availability of financing are subject to a number of variables, such as the number and size of acquisitions made by us, there can be no assurance that our capital resources will be sufficient to fund our capital needs. Additional debt and equity financing may be required to maintain our acquisition program. The availability and terms of these capital sources will depend on prevailing market conditions and interest rates and our then existing financial condition.

SEASONALITY

     Our business can be affected by seasonal fluctuations in the death rate. Generally, death rates are higher during the winter months. In addition, our quarterly results may fluctuate depending on the magnitude and timing of acquisitions.

INFLATION

     Inflation has not had a significant impact on our results of operations during the last three years.

YEAR 2000

     Our information systems management group is continually reviewing the management and accounting software packages for internal accounting and information requirements to keep pace with our continued growth and to achieve Year 2000 compliance. To address the Year 2000 issue, our information management group and outside professional consultants have implemented a Year 2000 program which encompasses performing an inventory of our information technology and non-information technology systems, assessing the potential problem areas, testing the systems for Year 2000 readiness, and modifying systems that are not Year 2000 ready.

     To date, inventory and assessment have been completed for all of our core systems that are essential for business operations. All of these core systems are believed to be Year 2000 compliant except for a portion of the record-keeping system for certain cemetery operations, for which the modifications have been completed, tested and certified as Year 2000 compliant and will be fully installed by March 1999. As of December 31, 1998, management estimated that we had completed more than ninety percent of the work involved in modifying, replacing and testing the noncompliant hardware and software.The inventory and assessment phases for newly acquired businesses is performed during the acquisition process as part of our due diligence analysis.

     We are also communicating with vendors, trustees and other third parties with which we conduct business to determine the extent to which those companies are addressing their Year 2000 compliance. To date, no significant third parties have informed us that any Year 2000 issue exists which will have a material effect on us.

     Although we expect to be ready to continue our business activities without interruption by a Year 2000 problem, we recognize the general uncertainty inherent in the Year 2000 issue, in part because of the uncertainty about the Year 2000 readiness of third parties. Under a "most likely worst case Year 2000 scenario," it may be necessary for us to replace some suppliers, rearrange some work plans or even temporarily interrupt some normal business activities or operations. We believe that such circumstances would be isolated and would not result in a material adverse impact to our operations or pose a material financial risk to us. We have begun, but not yet completed, developing a contingency plan to deal with the "most likely worst case Year 2000 scenario." The contingency plan is expected to be completed during the third quarter of 1999.

     Based on the current assessment, our total costs of becoming Year 2000 compliant are not expected to be significant to our financial position, results of operations or cash flows. As of December 31, 1998, we spent approximately $33,000 related to Year 2000 compliance. The total remaining costs for addressing the Year 2000 issue are presently estimated to be less than $100,000.

     The estimated costs of the project and the dates on which we plan to complete the Year 2000 projects are forward-looking statements based on our best estimates, which were derived utilizing numerous assumptions of future events. While we believe all necessary work will be completed in a timely fashion, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. Some of the factors that might cause such material differences include failure by third parties to adequately solve Year 2000 problems, the cooperation of third parties and the ability to identify and correct potential problems.

                                    BUSINESS

CARRIAGE

     Carriage is the fastest-growing public death care company based on the growth of our revenues from 1993 through September 30, 1998 and the fifth largest public death care company in North America. We believe we are uniquely positioned to take advantage of the consolidating death care industry due to our operating philosphy and our size. As of December 31, 1998, we operated 166 funeral homes and 27 cemeteries in 30 states. We provide a complete range of services relating to funerals, burials and cremations. This includes the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. We also sell related products and merchandise including caskets, burial vaults, garments, cemetery interment rights, stone and bronze memorials, as well as other items. Our services are designed to memorialize each person's life in a unique way.

DEATH CARE INDUSTRY

     Death care companies provide products and services to families in three principal areas:

      o ceremony and tribute, generally in the form of a funeral or memorial service;

      o   disposition of remains, either through burial or cremation; and

      o product memorialization, generally through monuments, markers or inscriptions.

     The death care industry in the United States is characterized by the following fundamental attributes:

     HIGHLY FRAGMENTED OWNERSHIP. A significant majority of death care operators consist of small, family-owned businesses that control one or several funeral homes or cemeteries in a single community. There are an estimated 22,000 funeral homes and 9,600 commercial (as opposed to religious, family, fraternal, military or municipal) cemeteries in the United States, and less than 25% of the 1997 United States death care industry revenues are represented by the five publicly traded death care companies.

     BARRIERS TO ENTRY. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that act as a formidable barrier for those wishing to enter an existing market. Heritage and tradition afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. Other difficulties faced by entities desiring to enter a market include local zoning restrictions, substantial capital requirements, increasing regulatory burdens and scarcity of cemetery land in certain urban areas. In addition, an established firm's backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces also makes it difficult for new entrants to gain entry into the marketplace.

     STABILITY. The death rates in the United States are relatively stable. The number of deaths in the United States has increased at a compound rate of approximately 1% per year since 1980. While the death rate decreased approximately 1% in 1997 from 1996 levels and declined approximately .7% in the first ten months of 1998 compared to the same period in 1997, industry studies indicate the average age of the population is increasing. Because of the relative stability, individual funeral home business failures are uncommon. As a result, ownership of independent funeral home and cemetery businesses generally have not experienced significant turnover, and the aggregate number of funeral homes and cemeteries in the United States has remained relatively constant.

     INCREASED CONSOLIDATION. In the past several years, the industry has experienced a trend toward consolidation of independent death care operations by large, primarily publicly owned death care providers that can benefit from economies of scale, improved managerial control, more effective strategic planning and greater financial resources. This trend appears to result principally from increased regulation, a desire on the part of independent, family operated funeral businesses to address family succession and estate planning issues, a desire for liquidity, and the increasing competitive threat posed by the large death care providers. The active acquisition market for funeral homes and cemeteries provides a source of potential liquidity that was not as readily available to individual owners in the past. While the consolidation trend has accelerated in recent years, the number of public companies actively pursuing acquisitions has recently declined. This has created opportunities for us as the competition for individual acquisitions has decreased. In addition, one of our competitors has agreed to sell certain of its properties to us in order to comply with federal antitrust regulations. We are well-positioned to take advantage of acquisition opportunities including other properties which may become available as a result of divestitures.

     CLUSTERED OR COMBINED OPERATIONS. The death care industry has also witnessed a trend by companies to cluster their funeral home and cemetery operations. Clusters refer to funeral homes and/or cemeteries which are grouped together in a geographical region. Clusters provide a company with the ability to generate cost savings through the sharing of personnel, vehicles and other resources. Firms are also increasingly combining funeral home and cemetery operations at a single site to allow cross-marketing opportunities and cost reductions through shared resources. The ability to offer the full range of products and services at one location or to cluster funeral home and cemetery operations and cross-market the full range of death care services has proven to be a competitive advantage which tends to increase the market share and profitability of both the funeral home and cemetery.

     PRENEED MARKETING. In addition to sales at the time of death or on an "at need" basis, an increasing number of death care products and services are being sold prior to the time of death or on a "preneed" basis by death care providers who have developed sophisticated marketing organizations to actively promote such products and services. At the same time, consumers are becoming more aware of the benefits of advanced planning, such as the financial assurance and peace of mind achieved by establishing in advance a fixed price and type of service, and the elimination of the emotional strain of making death care plans at the time of need. Effective marketing of preneed products and services assures a backlog of future business. We believe sales of preneed products and services, including cemetery and interment rights and prearranged funeral services, are purchased primarily by people between the ages of 50 and 70. We believe the increasing number of people in this age group provide additional opportunities for growth in preneed sales and services.

     CREMATION. In recent years, there has been steady, gradual growth in the number of families in the United States that have chosen cremation as an alternative to traditional methods of burial. According to industry studies, cremations represented approximately 24% of the United States burial market in 1997, as compared to approximately 10% in 1980. Cremation historically has been marketed as a less costly alternative to interment. However, cremation is increasingly marketed as part of a complete death care package that includes traditional funeral home services and product memorialization.

BUSINESS STRATEGY

     Our business strategy is to build upon our reputation as a premier operating company in order to create attractive acquisition opportunities. We seek to achieve a balance between the need for superior overall corporate financial performance and the desire to promote higher levels of personalized service to client families. The commitment of local management and employees to our decentralized, entrepreneurial service culture has been a major factor in our ability to deliver increasing levels of profitability and to attract premier funeral home and cemetery owners to Carriage.

OPERATING STRATEGY

     Our operating strategy is focused on increasing the revenues and profitability of each operating location through a combination of personalized service and operating efficiencies. Key elements of our operating strategy include the following:

     PERSONALIZED SERVICE. We believe that providing personalized service results in increased customer satisfaction, increased market share, more motivated employees and consistently higher levels of profitability. We have placed a great deal of emphasis on communicating to our employees the linkage between personalized service, customer satisfaction, market share increases and profitability throughout the organization.

     EMPLOYEE TRAINING. Beginning in late 1997, we made a significant commitment of financial and human resources to a company-wide training effort. The training is designed to improve the management of and communication between employees and to develop personalized service that will be of value to clients. In training employees to deliver personalized service, we emphasize employee listening and communication skills towards the goal of uniquely memorializing the life of an individual. We have completed the initial phase of this program and are now focusing on integrating the concepts and practices of our training program into our operations. In November 1998, we acquired the Sessions Consulting Group, Inc., which is the service training firm we previously employed to implement our training initiatives. Consistent with our Mission Statement and Guiding Principles, the Sessions Group will be devoted towards our growing executive development and service training needs by serving as a permanent platform for ongoing training of employees. We believe that this long-term investment in our employees will, over time, lead to increased market share, resulting in higher profitability.

     DECENTRALIZED MANAGEMENT STRUCTURE. Our decentralized operating style provides a high level of autonomy and flexibility to local management. Local operators have significant responsibility for daily operating decisions and are accountable for operating results. Individual funeral home and cemetery service and financial goals are jointly developed with corporate management as part of a rigorous, company-wide planning process. The corporate office utilizes an integrated computer system linked to all of our funeral homes to monitor and access critical operating and financial data in order to analyze the performance of individual locations on a timely basis and institute corrective action if necessary.

     HIGH STANDARDS OF PERFORMANCE. We continuously establish targets to emphasize and enhance customer service and operational and financial performance. These standards are designed to identify management's expectations for high achievement in these three key performance areas and are communicated to employees through our extensive training programs.

     QUALITY REVIEW MANAGEMENT SYSTEMS. We have developed quality based management systems which operate within our decentralized management structure. These systems involve quantifiable customer survey input in addition to operational and financial measures of performance. With the assistance of the Sessions Group, these systems are being implemented at the local level under the direction of our area Leader-Managers. Our Leader-Managers provide an additional level of operational support and feed-back to our local managers.

     INCENTIVE COMPENSATION. We have established a compensation structure that is designed to create and maintain an ownership mentality to align overall compensation to our performance objectives. Local management is awarded meaningful cash bonuses and stock options for achieving specified service, operational and financial performance objectives. We have also implemented a stock option program which awards options to full-time employees based upon the performance of their local businesses during a two-year period. As a result, all management and full-time employees have the opportunity to increase their personal net worth through strong local and corporate performance.

     COST SAVINGS AND OPERATING EFFICIENCIES. Our larger size, as compared to local operators, allows favorable pricing and terms to be achieved from vendors through volume discounts on significant expenditures, such as caskets, vaults, memorials and vehicles. In addition, while operational functions and management responsibility are retained at the local level, centralizing certain financial, accounting, legal, administrative and employee benefit functions allows for more efficient and cost-effective operations.

ACQUISITION STRATEGY

     Our acquisition strategy is focused on expanding our funeral home and cemetery presence into new markets across the United States and increasing our funeral home and cemetery presence in markets that we currently serve. We aggressively pursue the acquisition of premier funeral homes and cemeteries that have a strong local market presence and an operating philosophy that is consistent with ours.

     Our goal is to maintain our funeral home revenues at approximately 75% to 80% of our total revenues. We believe that this targeted mix of business enables us to maximize cross-marketing opportunities between our funeral home and cemetery operations and achieve our targeted returns on investment. We believe that many independent funeral home and cemetery owners have chosen to combine with us due to the attractiveness of our operating philosophy and management style that encourages individual input and personal growth.

     Consideration for acquisitions consists of cash, deferred purchase price, and preferred and common equity or a combination thereof. We develop pro forma financial statements for acquisition targets reflecting estimates of revenue and costs under our ownership and then utilize such information to determine a purchase price which we believe is consistent with our investment objectives. In many cases, we have been successful in acquiring operations where we have not been the high bidder because of our reputation, operating strategy and corporate culture. We typically enter into management, consulting and non-competition agreements with former owners and key executive personnel of acquired businesses. In nearly all cases, acquired funeral homes continue operations under the same trade names as those of the prior owners.

     We have successfully executed this acquisition strategy since our inception, as demonstrated in the table set forth below.

                                           ACQUISITION        FUNERAL
               PERIOD                   CONSIDERATION(1)     HOMES(2)     CEMETERIES(3)
-------------------------------------   -----------------    ---------    --------------
                                                     (DOLLARS IN THOUSANDS)
1992.................................       $  11,832             14              2
1993.................................          13,843             11              1
1994.................................           9,153              9              1
1995.................................          12,191              8              0
1996.................................          68,181             38              7
1997.................................         118,260             44             10
1998.................................         158,661             48              7
1999 (through January 5, 1999)(4)....          43,509             16             14
                                        -----------------        ---             --
                                            $ 435,630            188             42
                                        =================        ===             ==

------------

(1) From January 1, 1996 through September 30, 1998, 16.2% of our aggregate acquisition consideration consisted of common or convertible preferred stock.

(2) We subsequently divested six of these funeral homes.

(3) We subsequently divested one of these cemeteries.

(4) Includes 16 funeral homes and 14 cemeteries for which we have non-binding letters of intent or definitive agreements to acquire for aggregate consideration of $43.5 million.

OPERATIONS

     Our funeral home and cemetery operations are managed by individuals with extensive death care industry experience. Although certain financial management and policy matters are centralized, local funeral home and cemetery managers have active involvement in determining the manner in which their services and products are marketed and delivered and their funeral homes are managed. We believe that this strategy permits each local firm to maintain its unique style of service and to capitalize on its reputation and heritage while we maintain centralized supervisory controls and provide specialized services at the corporate level. We have a commitment to strong information systems. Systems are linked to all of our funeral homes to monitor and access critical operating and financial data in order to analyze the performance of individual funeral homes and analyze the performance of individual locations on a timely basis. Management is able to access customer transaction data and other operating information from the Houston support center to ensure the quality of operating performance and to implement any necessary corrective actions.

     FUNERAL HOME OPERATIONS. As of September 30, 1998, we operated 152 funeral homes in 26 states. Funeral home revenues accounted for approximately 93% and 84% of our net revenues for the years ended December 31, 1996 and 1997, respectively, and 80% of net revenues in the first nine months of 1998.

     Our funeral homes offer a complete range of services to meet a family's funeral needs, including:

      o   consultation, with a focus on memorialization;

      o   the removal and preparation of remains;

      o   providing caskets and related funeral merchandise;

      o   the use of funeral home facilities for visitation and worship; and

      o   transportation services.

     Most of our funeral homes have a non-denominational chapel on the premises, which permits family visitation and religious services to take place at one location and thereby reduces our transportation costs and inconvenience to the family.

     CEMETERY OPERATIONS. As of September 30, 1998, we operated 25 cemeteries in 11 states. Cemetery revenues accounted for approximately 7% and 16% of the company's net revenues for the years ended December 31, 1996 and 1997, respectively, and 20% of net revenues in the first nine months of 1998.

     Our cemetery products and services include interment services, the rights to interment in cemetery sites (including grave sites, mausoleum crypts and niches) and related cemetery merchandise such as memorials and vaults. Cemetery operations generate revenues through:

      o   sales of interment rights and memorials;

      o   installation fees;

      o   fees for interment and cremation services; and

      o finance charges from installment sales contracts and investment income from preneed cemetery merchandise and perpetual care trusts.

     PRENEED PROGRAMS. In addition to sales of funeral merchandise and services, cemetery interment rights, cemetery merchandise and services at the time of need, we also market funeral and cemetery services and products on a preneed basis. Preneed funeral or cemetery contracts enable families to establish in advance the type of service to be performed, the products to be used and the cost of such products and services in accordance with prices prevailing at the time the contract is signed rather than when the products and services are delivered. Preneed contracts permit families to eliminate the emotional strain of making death care plans at the time of need and enable us to establish a portion of our future market share.

     Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies intended to fund preneed funeral contracts cover the original contract price and generally include built-in escalation clauses designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts are not recognized as revenues until the time the funeral service is performed.

     In addition to preneed funeral contracts, we also offer "preplanned" funeral arrangements whereby a client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client, until the actual time of need. Preplanned funeral arrangements permit families to avoid the emotional strain of making death care plans at the time of need and enable a funeral home to establish relationships with clients that frequently lead to at-need sales.

     Preneed cemetery sales are usually financed by our company through installment sale contracts, generally with terms of five years. Preneed sales of cemetery interment rights and other related services and merchandise are recorded as revenues when the contract is signed, with concurrent recognition of related costs. We always receive an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale based upon historical experience.

     Beginning in the fourth quarter of 1996, we committed to building our cemetery operations infrastructure and began to add experienced preneed marketing professionals at the national and regional levels. This investment in additional preneed marketing management allowed us to increase preneed sales at existing cemetery properties and positioned us to more effectively integrate future cemetery acquisitions. As of December 31, 1997, we employed a staff of approximately 185 advanced planning representatives for the sale of preneed products and services. We have added 63 additional advanced planning representatives during the nine months ended September 30, 1998.

     We sold 3,760 and 4,020 preneed funeral contracts in the years ended December 31, 1996 and 1997, respectively and 4,626 contracts in the first nine months of 1998. At September 30, 1998, we had a backlog of 47,904 preneed funeral contracts to be delivered in the future. Preneed cemetery sales as a percentage of our net cemetery revenues increased from 65% for the year ended December 31, 1996 to 76% for the first nine months of 1998.

PROPERTIES

     At September 30, 1998, we operated 152 funeral homes and 25 cemeteries in 26 states. We own the real estate and buildings of 77% of our funeral homes and all of our cemeteries, and we lease facilities in connection with 23% of our funeral homes. The 25 cemeteries operated by us cover a total of approximately 1,050 acres. Our inventory of unsold developed lots totaled approximately 44,000 at December 31, 1996, 80,000 at December 31, 1997 and 98,000 at September 30, 1998. In addition, approximately 515 acres, or approximately 50% of the total acreage, is available for future development. We do not anticipate any shortage of available space in any of our current cemeteries for the foreseeable future.

     Our corporate headquarters occupy approximately 24,500 square feet of leased office space in Houston, Texas.

     At September 30, 1998, we operated 620 vehicles, of which 613 were owned and 7 were leased.

     The specialized nature of our business requires that our facilities be well-maintained; management believes that this standard is met.

COMPETITION

     The acquisition environment in the death care industry is highly competitive. Because of the pending merger of two of our publicly held competitors and the announcement by a third that it has reduced its acquisition spending and is considering strategic alternatives, we believe that the competitive landscape for acquistitions is improving. However, no assurance can be given that we will be successful in expanding our operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms.

     Our funeral home and cemetery operations generally face competition in the markets that they serve. Market share for funeral homes and cemeteries is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well-maintained and conveniently located facilities are also important. The sale of preneed funeral services and cemetery property has increasingly been used by many companies as an important marketing tool to build market share. Due to the importance of reputation and heritage, market share increases are usually gained over a long period of time.

TRUST FUNDS

     GENERAL. We have established a variety of trusts in connection with our funeral home and cemetery operations as required under applicable state law. Such trusts include preneed funeral trusts, preneed cemetery merchandise and service trusts, and perpetual care trusts. These trusts are typically administered by independent financial institutions selected by us. We also use independent professional managers to advise us on investment matters.

     PRENEED FUNERAL TRUSTS. Preneed funeral sales are facilitated by deposits to a trust or purchase of a third party insurance product. All preneed funeral sales are deferred until the service is performed. The trust income earned and any increase in insurance benefits are also deferred until the service is performed in order to offset possible inflation in cost when providing the service in the future. Although direct marketing costs and commissions incurred for the sale of preneed funeral contracts are a current use of cash, such costs are also deferred and amortized over the expected timing of the performance of the services covered by the preneed funeral contracts. Since we do not have access to the trust fund principal or earnings, the related assets and liabilities are not reflected on our balance sheet. In most states, we are not permitted to withdraw principal or investment income from such trusts until the funeral service is performed. Some states, however, allow for the retention of a percentage (generally 10%) of the receipts to offset any administrative and selling expenses, which we defer until the service is provided. The aggregate balance of our preneed funeral contracts held in trust and insurance contracts was approximately $106.2 million and $150.1 million as of December 31, 1997 and September 30, 1998, respectively.

     PRENEED CEMETERY MERCHANDISE AND SERVICE TRUSTS. We are generally required under applicable state laws to deposit a specified amount (which varies from state to state, generally 50% to 100% of selling cost) into a merchandise and service trust fund for cemetery merchandise and services sold on a preneed basis. The related trust fund income is recognized in current revenues as trust earnings. These earnings are offset by any current period inflation costs accrued related to the merchandise that has not yet been purchased. Liabilities for undelivered cemetery merchandise and services, including accruals for inflation increases, are reflected in the balance sheet net of the merchandise and service trust balance. We are permitted to withdraw the trust principal and the accrued income when the merchandise is purchased or service is provided by us or when the contract is canceled. The merchandise and service trust fund balances, in the aggregate, were approximately $9.6 million and $16.0 million as of December 31, 1997 and September 30, 1998, respectively.

     PERPETUAL CARE TRUSTS. In certain states, regulations require a portion, generally 10%, of the sale amount of cemetery property and memorials to be placed in trust. These perpetual care trusts provide the funds necessary to maintain cemetery property and memorials in perpetuity. The related trust fund income is recognized in current revenues as trust earnings. While we are entitled to withdraw the income from our perpetual care trust to provide for the maintenance of the cemetery and memorials, we are not entitled to withdraw any of the principal balance of the trust fund, and therefore, none of the principal balances are reflected in our balance sheet. Our perpetual care trust balances were approximately $8.4 million and $17.3 million as of December 31, 1997 and September 30, 1998.

     For additional information with respect to our trusts, see Note 1 of our consolidated financial statements located elsewhere in this prospectus.

REGULATION

     Our funeral home operations are subject to substantial regulation by the Federal Trade Commission. Certain regulations contain minimum standards for funeral industry practices, require extensive price and other affirmative disclosures to the customer at the time of sale and impose mandatory itemization requirements for the sale of funeral products and services.

     We are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the United States Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. We are also subject to the federal Americans with Disabilities Act and similar laws which, among other things, may require that we modify our facilities to comply with minimum accessibility requirements for disabled persons.

     Our operations, including our preneed sales and trust funds, are also subject to extensive regulation, supervision and licensing under numerous other federal, state and local laws and regulations. See "-- Trust Funds."

     We believe that we are in substantial compliance with all such laws and regulations. Federal and state legislatures and regulatory agencies frequently propose new laws, rules and regulations some of which, if enacted, could have a material adverse effect on our operations and on the death care industry in general. We cannot predict the outcome of any proposed legislation or regulations or the effect that any such legislation or regulations might have on us.

LEGAL MATTERS

     Carriage and certain of its subsidiaries are parties to a number of legal proceedings that arise from time to time in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, we do not expect these matters to have a material adverse effect on Carriage.

     We carry insurance with coverages and coverage limits that we believe to be customary in the funeral home and cemetery industries. Although we cannot assure you that such insurance will be sufficient to protect Carriage against all contingencies, management believes that our insurance protection is reasonable in view of the nature and scope of our operations.

EMPLOYEES

     As of November 30, 1998, Carriage and its subsidiaries employed 999 full-time employees, 767 part-time employees and 248 advanced planning representatives (most of whom are part-time employees). All of our funeral directors and embalmers possess licenses required by applicable regulatory agencies. Management believes that its relationship with its employees is good. No employees of Carriage or its subsidiaries are members of a collective bargaining unit.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     We currently have a board of directors composed of nine members. In accordance with our charter, the members of the board of directors are divided into three classes, designated Class I, Class II and Class III. Board members are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election to office and until their successors are duly elected and qualified. Our charter also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2000, 2001 and 1999, respectively. Our officers are elected by and serve until their successors are elected by the board of directors.

     The following table sets forth the names, ages and positions of the current directors and executive officers and, in the case of the directors, the expiration of their respective terms.

                                                                                             EXPIRATION OF
                NAME                    AGE                    POSITION                    TERM AS DIRECTOR
-------------------------------------   ----   -----------------------------------------   -----------------
Melvin C. Payne(1)...................    56    Chairman of the Board, Chief Executive             2000
                                                 Officer and Director
Mark W. Duffey(1)....................    42    President and Director                             2001
Thomas C. Livengood..................    43    Executive Vice President, Chief Financial           --
                                                 Officer and Secretary
Russell W. Allen.....................    51    Executive Vice President of Operations              --
Gary O'Sullivan......................    46    Senior Vice President -- Marketing                  --
C. Byron Snyder(1)(2)................    50    Director                                           2000
Barry K. Fingerhut(1)(2).............    53    Director                                           2001
Greg M. Brudnicki....................    43    Director                                           2001
Ronald A. Erickson(3)................    62    Director                                           1999
Robert D. Larrabee...................    63    Director                                           2000
Stuart W. Stedman(3).................    41    Director                                           1999
Mark F. Wilson.......................    51    Director                                           1999

------------

(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     Set forth below is a brief description of the business experience of the directors and executive officers of our company.

     MELVIN C. PAYNE, one of the management founders of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991. From 1991 to 1993, Mr. Payne also served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. Mr. Payne serves on the Board of Trustees of WNL Series Trust, a mutual fund affiliated with Western National Life Insurance Company, the Board of Trustees of AGA Series Trust, a mutual fund affiliated with American General Corporation and the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     MARK W. DUFFEY, one of the management founders of Carriage, has been President since December 1996. From the inception of Carriage in 1991 to December 1996, he was Executive Vice President and Chief Financial Officer, and he became a director in 1995. From 1991 to 1993, Mr. Duffey served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. He serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     THOMAS C. LIVENGOOD joined Carriage in December 1996 as Executive Vice President, Chief Financial Officer and Secretary. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

     RUSSELL W. ALLEN joined Carriage in June 1993 as Executive Vice President of Operations. Mr. Allen has over 32 years of operational experience in the funeral home industry. Prior to joining Carriage, he was affiliated with Earthman Funeral Directors and Greenwood-Mount Olivet Funeral Homes and Cemeteries in Fort Worth, Texas for one and 21 years, respectively, serving most recently as Executive Vice President of operations with each company. Mr. Allen previously served as Vice Chairman of the Texas Funeral Service Commission and as Chairman of the Education and Legislation Committees. He is also a member of the Texas Cemetery Association and has served on the Legislative Committees with that organization.

     GARY O'SULLIVAN joined Carriage in October 1996 as Senior Vice
President -- Marketing. From March 1996 to September 1996, Mr. O'Sullivan was the Regional Vice President of Sales (Florida) for SCI. Prior to then, Mr. O'Sullivan was the Vice President of Sales and Marketing for Woodlawn Memorial Park and Funeral Home from May 1993 to March 1996. He was the Director of Sales and Marketing for Earthman Funeral Home and Cemeteries from August 1989 to May 1993.

     C. BYRON SNYDER has been a director of Carriage since 1991, was Chairman of the board of directors of Carriage from 1991 to December 1996, and is currently Chairman of the Executive Committee. Mr. Snyder is the President of Sterling City Capital, LLC, a merchant banking firm. Mr. Snyder is the Chairman of the Board of Directors of Integrated Electrical Services, Inc., a publicly traded national provider of electrical contracting and maintenance services in the commercial, industrial, and residential markets. Mr. Snyder was the owner and President of Relco Refrigeration Company, a distributor of refrigeration equipment, which he acquired in 1992. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and ACCO Waste Paper Company was sold to Browning-Ferris Industries in 1991.

     BARRY K. FINGERHUT has been a director of Carriage since 1995. Since 1981, Mr. Fingerhut has been associated with, and now serves as President of, GeoCapital, L.L.C., a registered investment adviser located in New York City which focuses its investment advice and management on securities of small capitalization companies. As of December 31, 1998, GeoCapital, L.L.C., managed accounts having a market value of approximately $2.25 billion. Mr. Fingerhut has also co-founded several investment partnerships that invest primarily in emerging public and privately traded companies and high growth companies engaged in the communications, software, consumer and business services. Mr. Fingerhut presently is also a director of Millbrook Press, Inc., a publisher of childrens non-fiction books, and UOL Publishing, Inc., an online publisher of academic and corporate texts.

     GREG M. BRUDNICKI became a director of Carriage in November 1997 when Forest Lawn/Evergreen Management Corp. merged with a subsidiary of Carriage. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn from its inception in 1984 until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by Carriage. In connection with the merger, Carriage agreed to increase its board of directors by one member and appoint Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki serves as a Trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida. He also serves on the Board of Directors of Peoples 1st Community Bank which has locations in 15 Florida cities.

     RONALD A. ERICKSON has been a director of Carriage since it went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores, supermarkets, sporting goods stores and wholesale food distribution. Mr. Erickson is also a director of Andersen Corporation, a privately-held manufacturer of windows and patio doors.

     ROBERT D. LARRABEE has been a director of Carriage since it went public in August 1996. Mr. Larrabee is the former owner of a group of four funeral homes and two cemeteries in the states of Washington and Idaho that Carriage acquired in April 1996. In connection with that transaction, Carriage agreed to undertake to appoint Mr. Larrabee to the board if it went public, and Mr. Larrabee also became an employee of a subsidiary of Carriage. Mr. Larrabee also is the co-founder and co-owner of Evergreen Estates, a retirement community in Clarkston, Washington. He is the founding President and past director of Valley Bank in Clarkston, Washington (now part of U.S. Bank of Idaho); founding Chairman of the Board and President of Purple Cross Insurance Company (now part of American Memorial Life); and founder of Lewis-Clark Savings and Loan Association (now part of Sterling Financial Corporation). He also serves on the Board of Directors of Sterling Financial Corporation and, until 1995, served on the Board of Directors of Laurentian Capital Corporation.

     STUART W. STEDMAN has been a director of Carriage since it went public in August 1996. For the past ten years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager of Strand Energy, L.L.C., a private exploration and production company.

     MARK F. WILSON became a director of Carriage in January 1997 when CNM merged with Carriage. Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became the President of Carriage Funeral Services of California, Inc., a subsidiary of Carriage. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, Carriage agreed to increase the Board of Directors to eight members and appoint Mr. Wilson as a director. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

EXECUTIVE COMPENSATION

     The following table sets forth information for the years ended December 31, 1998, 1997 and 1996 with respect to the Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of Carriage whose total annual salary and bonus during 1998 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                                 ------------
                                                     ANNUAL COMPENSATION                          SECURITIES
                                                    ----------------------     OTHER ANNUAL       UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR      SALARY         BONUS     COMPENSATION(1)      OPTIONS       COMPENSATION(2)
----------------------------------------   ----     --------       -------    ---------------    ------------    ---------------
Melvin C. Payne.........................   1998     $233,654       $ --            --                20,000(3)       $ 1,038
  Chairman of the Board and                1997      225,000         --            --                --                1,201
  Chief Executive Officer                  1996      194,292         --            --               250,000            1,168
Mark W. Duffey..........................   1998     $192,115       $ --            --                16,000(3)       $ 2,401
  President                                1997      185,000         --            --                --                1,957
                                           1996      162,231         --            --               150,000            1,901
Russell W. Allen........................   1998     $169,038       $ --            --                12,000(3)       $--
  Executive Vice President                 1997      145,000         --            --                --              --
  of Operations                            1996      121,634         --            --                50,000          --
Thomas C. Livengood.....................   1998     $181,737       $ --            --                50,000(3)       $ 2,272
  Executive Vice President,                1997      175,000         --            --                --                2,188
  CFO and Secretary                        1996       (4)
Gary O'Sullivan.........................   1998     $197,308       $ --            --                30,000(3)       $--
  Senior Vice President --                 1997      190,496         --            --                30,000          --
  Marketing                                1996       (5)

------------

(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2) Each of the amounts in this column reflect contributions by Carriage to its 401(k) Plan for the executives' benefit.

(3) All of the options issued to Messrs. Payne, Duffey, Allen and Livengood, and 30,000 of the options issued to Mr. O'Sullivan, were granted in February 1998. Of the February 1998 option grants, all but 38,000 shares to Mr. Livengood and 18,000 shares to Mr. O'Sullivan were for 1997 performance.

(4) Mr. Livengood joined Carriage in December 1996 and his compensation during such year did not exceed $100,000.

(5) Mr. O'Sullivan joined Carriage in October 1996 and his compensation during such year did not exceed $100,000.

STOCK OPTION GRANTS IN 1998

     We have four stock option plans:

      o   the 1995 Stock Incentive Plan;

      o   the 1996 Stock Option Plan;

      o   the 1996 Directors Stock Option Plan; and

      o   the 1998 Stock Option Plan for Consultants.

A total of 950,000 shares of Class A and B common stock are reserved for issuance under the 1995 Plan. Options issued under the 1995 Plan prior to our initial public offering in August 1996 are satisfied with shares of Class B common stock, but options issued after that date are satisfied with shares of Class A common stock. 800,000 shares of Class A common stock are reserved for issuance under the 1996 Plan, 200,000 shares of Class A common stock are reserved for issuance under the Directors' Plan, and 100,000 shares of Class A common stock are reserved for issuance under the Consultants Plan. Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options.

     The following table sets forth information on the grants of options to acquire shares of Class A common stock made during the year ended December 31, 1998 to the Named Executive Officers:

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                              VALUE
                                        ----------------------------------------------------   AT ASSUMED ANNUAL RATES
                                         NUMBER OF     % OF TOTAL                                   OF STOCK PRICE
                                        SECURITIES       OPTIONS      EXERCISE                       APPRECIATION
                                        UNDERLYING     GRANTED TO     OR BASE                     FOR OPTION TERM(2)
                                          OPTIONS       EMPLOYEES      PRICE      EXPIRATION   ------------------------
                NAME                    GRANTED(1)       IN 1998       ($/SH)        DATE          5%          10%
-------------------------------------   -----------    -----------    --------    ----------   ----------  ------------
Melvin C. Payne......................      20,000          2.7%         17.375      2/4/08     $  218,540  $    553,820
Mark W. Duffey.......................      16,000          2.2%         17.375      2/4/08        174,832       443,056
Russell W. Allen.....................      12,000          1.6%         17.375      2/4/08        131,124       332,292
Thomas C. Livengood..................      50,000          6.9%         17.375      2/4/08        546,350     1,384,550
Gary O'Sullivan......................      30,000          4.1%         17.375      2/4/08        327,810       830,730

------------

(1) Options granted are for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A common stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

(2) These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of grant. Assumed rates of appreciation are in accordance with guidelines established by the Commission. Actual gains, if any, on stock options exercises and Class A common stock holdings are dependent on the future performance of the Class A common stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved, or that actual gains may be prove to be substantially in excess of those presented.

1998 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

     The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended December 31, 1998, and the year-end value of unexercised options. This table sets forth options for Class A common stock:

                                                                        NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                           OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                            SHARES                       DECEMBER 31, 1998(1)            DECEMBER 31, 1998(2)
                                          ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                  NAME                     EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------  -----------   ----------   -----------    -------------    -----------    -------------
Melvin C. Payne.........................      --            --          61,666         208,334        $ 843,636      $ 3,111,979
Mark W. Duffey..........................      --            --          41,000         125,000          548,846        1,867,188
Russell W. Allen........................      --            --          20,333          41,667          257,224          622,396
Thomas C. Livengood.....................      --            --          20,333          79,667          212,434          818,806
Gary O'Sullivan.........................      --            --          17,000          43,000          184,938          460,063

------------

(1) Options granted are for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A common stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

(2) An option is "in-the-money" if the market value of the Class A common stock exceeds the exercise price of the option. The values of the options set forth in these columns are based upon the difference between the closing price of $28.4375 on the NYSE on December 31, 1998 and any lesser exercise price.

COMPENSATION OF DIRECTORS

     In lieu of cash compensation, each director who is not an executive officer of Carriage, but who may be an employee (a "qualified director") is entitled to receive options under the Directors' Plan. In addition, qualified directors are reimbursed for expenses incurred in attending meetings of the board of directors and committees thereof.

     Under the Directors' Plan, each individual who was a qualified director as of the date of our initial public offering in August 1996 received a nonqualified initial stock option to purchase 15,000 shares (or 25,000 if the nonemployee director also served on the Executive Committee as of such date) of Class A common stock at an exercise price per share equal to the initial public offering price of $13.50 per share. C. Byron Snyder and Barry K. Fingerhut were each serving on the Executive Committee on such date and received options for 25,000 shares of Class A common stock. Each of the initial options granted were for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date. However, the options scheduled to vest in years 5 through 8 from the grant date (i.e. 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A common stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

     When a new qualified director is appointed or elected to the board, such qualified director will receive an option grant to purchase 15,000 shares of Class A common stock (or 25,000 shares if such director also becomes a member of the Executive Committee).

     Further, each qualified director is automatically granted a nonqualified annual stock option to purchase 6,000 shares of Class A common stock on the date of each annual meeting of stockholders. Each annual option has a term of ten years and an exercise price equal to the fair market value of the Class A common stock on the date of grant. The aggregate number of shares of Class A common stock reserved for issuance under the Directors' Plan is 200,000 shares.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1996, we entered into separate employment agreements with each of Melvin C. Payne, Mark W. Duffey and Russell W. Allen. The employment agreements with Mr. Payne and Mr. Duffey have an initial term of five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either Carriage or the employee gives 90 days notice of termination. The employment agreement with Mr. Allen is for an initial term of five years. Pursuant to these agreements, Messrs. Payne, Duffey and Allen are entitled to receive a salary of not less than $225,000, $185,000 and $145,000, respectively, and a bonus to be determined on an annual basis by the board of directors. Effective February 1, 1998, Mr. Allen's annual base salary was increased to $165,000. If the executive is terminated without cause during the term of the agreement, the executive will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with Carriage during the period he is receiving compensation under the agreement, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with us. In addition, the agreements contain customary benefits and perquisites.

     Effective December 13, 1996, we entered into an employment agreement with Thomas C. Livengood for a five year term ending December 31, 2001. Pursuant to this agreement, Mr. Livengood is entitled to receive a salary of not less than $175,000 and a bonus to be determined on an annual basis by the board of directors. The other terms of Mr. Livengood's employment agreement are substantially the same as those described above for Messrs. Payne, Duffey and Allen.

     Effective October 8, 1996, we entered into an employment agreement with Gary O'Sullivan for a five-year term. Pursuant to this agreement, Mr. O'Sullivan is entitled to receive a salary of $190,000. Mr. O'Sullivan also is entitled to receive an annual bonus of $40,000 if our consolidated net revenues from cemetery activities for such year equals or exceeds a budgeted amount set each year by our Chief Executive Officer and $25,000 if our consolidated net revenues from funeral activities for such year equals or exceeds a budgeted amount set each year by our Chief Executive Officer. The agreement also provided for Mr. O'Sullivan to receive options under the 1996 Stock Option Plan for 30,000 shares at an exercise price of $18.00 per share, subject to vesting requirements similar to other options granted under such plan. If Mr. O'Sullivan is terminated without cause during the term of the agreement, he will receive his base salary until the end of the term. In addition, the agreement contains customary benefits and perquisites.

                              CERTAIN TRANSACTIONS

     In connection with our acquisition in January 1997 of CNM, which was controlled by Mark F. Wilson and others:

      o Mr. Wilson and a subsidiary of Carriage entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Wilson of $150,000 per year;

      o Mr. Wilson and such subsidiary entered into a fifteen-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year; and

      o   Carriage agreed to appoint Mr. Wilson to the board of directors.

     In addition, Mr. Wilson and the other former shareholders of CNM who acquired equity of Carriage entered into a co-sale agreement with Messrs. Snyder, Fingerhut, Payne, Duffey and certain affiliated stockholders. Under this agreement, such persons agreed not to sell a certain level of their stock holdings in a single or related group of transactions unless the former CNM shareholders were given the opportunity to participate in the sales transaction, and in which the selling group could require the other parties to participate in a sales transaction. This transaction was entered into immediately prior to Mr. Wilson becoming a director of Carriage, and the compensation detailed above does not relate to any services provided by Mr. Wilson as a director of Carriage.

     Mr. Wilson also is a party to an arrangement with us whereby Mr. Wilson may receive annual cash consideration if acquisition candidates which he develops and which we subsequently acquire attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to this arrangement, Mr. Wilson may elect to sell back to us his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by us under this arrangement.

     In connection with our acquisition in November 1997 of certain funeral homes and cemeteries in Florida, which were controlled by Greg M. Brudnicki and another person:

      o Mr. Brudnicki and a subsidiary of Carriage entered into a five year employment contract providing for, among other things, the payment of a base salary to Mr. Brudnicki of $75,000 per year;

      o Mr. Brudnicki became a participant in an incentive compensation plan for certain key employees of our operations in Panama City, Florida; and

      o we agreed to appoint Mr. Brudnicki to the board of directors of Carriage.

This transaction was entered into immediately prior to Mr. Brudnicki becoming a director of Carriage, and the compensation detailed above does not relate to any services provided by Mr. Brudnicki as a director of Carriage.

     Mr. Brudnicki also is a party to a plan whereby Mr. Brudnicki may receive cash consideration if acquisition candidates developed by him or other participants in the plan are subsequently acquired by Carriage and attain cash flow in excess of certain cash flow targets. This plan covers Northern Florida, Southern Georgia and Alabama. At the election of the participant, the compensation is payable in cash or in shares of Class A common stock. To date, no payments have been made by us to Mr. Brudnicki under the plan.

     In July 1996, we loaned Russell W. Allen, an executive officer of Carriage, $316,714 to allow Mr. Allen to exercise his options to purchase shares of Class B common stock of Carriage and to pay the federal income tax liability incurred pursuant to such exercise. The loan matures on June 30, 1999, bears interest at 7% per year payable annually on or before March 31 of each year and is presently secured by approximately 30% of the Class B common stock purchased by Mr. Allen. In order to pay the interest due March 31, 1997 and March 31, 1998 on this note, Mr. Allen executed new promissory notes totaling $39,458 with the same terms as the other note. On July 30, 1997, we agreed to release 7,875 shares of Class B common stock from this pledge, on April 3, 1998, an additional 5,000 shares were released from the pledge and on November 3, 1998, an additional 3,733 shares were released.

     In August 1998, we loaned Gary O'Sullivan, one of Carriage's executive officers, $36,000 to enable him to meet some short-term personal needs. The loan matures on August 31, 1999 and bears interest at the rate of 5 1/2% per annum.

     In connection with the acquisition by a subsidiary of Carriage of three corporations controlled by Robert D. Larrabee and his wife, which owned and operated four funeral homes and two cemeteries in Washington and Idaho:

      o our subsidiary executed a note payable to Mr. Larrabee and his wife in the original principal amount of $246,000, secured by the land and buildings of one of the funeral home locations, as seller financing for that location;

      o Mr. Larrabee and such subsidiary entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Larrabee of $25,000 per year; and

      o we agreed to undertake to appoint Mr. Larrabee to our board of directors if we went public.

     This transaction was entered into prior to Mr. Larrabee becoming a director of Carriage, and the compensation outlined above does not relate to any services provided by Mr. Larrabee as a director of Carriage.

     Mr. Larrabee also is a party to an arrangement with us whereby Mr. Larrabee may receive annual cash bonuses if acquisition candidates which he develops and which are subsequently acquired by Carriage attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to the arrangement, Mr. Larrabee may elect to sell back to us his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by us under this arrangement.

     In May 1998, we purchased approximately 15 acres of undeveloped property adjacent to one of our cemeteries in Couer d'Alene, Idaho from Mr. Larrabee, for $1.2 million in cash. The transaction was negotiated at arm's-length, and we intend to use this property for possible future development.

     In the fourth quarter of 1998, Mark Duffey, our President, sold 60,000 shares of Class B common stock and Russell Allen, our Executive Vice President -- Operations, sold 11,375 shares of Class A common stock and 3,733 shares of Class B common stock to Carriage at a price of $23 3/8 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information as of December 31, 1998, and as adjusted to reflect the sale of the Class A common stock offered hereby, with respect to the beneficial ownership of common stock by each person known by Carriage to be the beneficial owner of more than 5% of our outstanding common stock, by each director and executive officer of Carriage and by all directors and executive officers of Carriage as a group. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

                                            AMOUNT AND NATURE OF
                                            BENEFICIAL OWNERSHIP      PERCENT OF CLASS A AND B
                                          ------------------------          COMMON STOCK              PERCENT OF
                                            CLASS A      CLASS B     ---------------------------    VOTING CONTROL
                                            COMMON       COMMON      PRIOR TO THE     AFTER THE       AFTER THE
            BENEFICIAL OWNER               STOCK(1)     STOCK(2)       OFFERING        OFFERING      OFFERING(3)
----------------------------------------  -----------  -----------   ------------     ----------    --------------
C. Byron Snyder(4)(5)(12)...............       96,176    1,296,311        8.8%            7.0%           24.3%
Barry K. Fingerhut(4)(6)................      203,216      520,924        4.6             3.7            10.1
Melvin C. Payne(4)(7)(12)...............       89,768      629,769        4.5             3.6(12)        11.9
Mark F. Wilson(8).......................      502,637      --             3.2             2.5           *
Mark W. Duffey(4).......................      121,980      178,625        1.9             1.5             3.5
Stuart W. Stedman(9)....................      150,638      145,223        1.9             1.5             3.0
Greg M. Brudnicki.......................      219,530      --             1.4             1.1           *
Ronald A. Erickson(10)..................       26,900       61,621      *                *                1.2
Robert D. Larrabee(11)..................       14,500       57,998      *                *              *
Russell W. Allen........................       20,518       46,392      *                *              *
Thomas C. Livengood.....................       32,619        2,000      *                *              *
Gary O'Sullivan.........................       18,611      --           *                *              *
All directors and executive officers as
  a group (12 persons)..................    1,497,093    2,938,863       28.1            22.4            56.3

------------

  *  Indicates less than one percent.

 (1) The ownership of shares of Class A common stock shown in the table includes shares which may be acquired within 60 days upon exercise of outstanding stock options granted one of our stock option plans by each of the persons and group, as follows: Mr. Snyder -- 16,166 shares; Mr. Fingerhut -- 16,166 shares; Mr. Payne -- 61,666 shares; Mr. Wilson -- 14,500 shares; Mr. Duffey -- 41,000 shares; Mr. Stedman -- 14,500 shares; Mr. Brudnicki -- 8,580 shares; Mr. Erickson -- 14,500 shares; Mr. Larrabee -- 14,500 shares; Mr. Allen -- 20,333 shares; Mr. Livengood -- 23,499 shares; Mr. O'Sullivan -- 18,500 shares; and directors and executive officers as a group -- 263,910 shares.

 (2) Each share of Class B common stock has ten votes per share and is convertible at any time into one share of Class A common stock. If not converted earlier, any outstanding shares of Class B common stock will be automatically converted into shares of Class A common stock on December 31, 2001.

 (3) This column sets forth the percentage of voting power held by the person based on the type of securities held. Each share of Class A common stock is entitled to one vote, each share of Class B common stock is entitled to ten votes, and each share of Series D preferred stock is entitled to 0.0022 votes.

 (4) C. Byron Snyder and certain of his affiliates, Melvin C. Payne and certain of his affiliates, Mark W. Duffey, and Barry K. Fingerhut and certain of his affiliates and business associates are parties to a voting agreement dated effective as of August 8, 1996 relating to any shares of capital stock of Carriage held by any of them. These parties beneficially hold an aggregate of approximately 515,000 shares of Class A common stock and 2,675,395 shares of Class B common stock. Under the voting agreement, each party has agreed not to sell or otherwise transfer any shares of capital stock of Carriage held or acquired by such party to any of our "competitors" without the prior written consent of the holders of at least 80% of the voting power of the shares of capital stock subject to the voting agreement, unless the holders of at least 80% of the voting power of the outstanding shares of capital stock of Carriage are in favor of such action, not to vote the shares of capital stock of Carriage held by such party in favor of:

      o a merger, consolidation or similar corporate action involving a "competitor," other than in connection with an acquisition by Carriage of funeral homes or cemeteries in which Carriage is the acquiring or controlling party;

      o the sale of all or substantially all of our assets to a "competitor;" or

      o any amendment to Articles V, VI or VII of our Certificate of Incorporation (which relate to the classified board of directors, the relative rights and powers of the board of directors and the stockholders and the ability of our stockholders to act by written consent).

     A "competitor" is defined in the voting agreement as any person or entity engaged in the funeral service, cemetery, crematory or related lines of business.

 (5) Mr. Snyder's holdings include 1,278,301 shares of Class B common stock owned by 1996 Snyder Family Partnership, Ltd., 9,005 shares of Class B common stock owned by the C. Byron Snyder 1996 Trust, and 9,005 shares of Class B common stock owned by the Martha Ann Snyder 1996 Trust.

 (6) Mr. Fingerhut's holdings include 422,222 shares of Class B common stock held by Applewood Associates, L.P., a limited partnership of which Mr. Fingerhut is a general partner; 6,111 shares of Class B common stock held by Longboat Key Associates, a general partnership of which Mr. Fingerhut is a general partner; and 8,333 shares of Class B common stock held by Mr. Fingerhut jointly with Michael J. Marocco.

 (7) Mr. Payne's holdings include 119,161 shares of Class B common stock owned by 1996 Payne Family Partnership, Ltd., 2,919 shares of Class B common stock owned by the Melvin C. Payne 1996 Trust, 2,919 shares of Class B common stock owned by the Karen P. Payne 1996 Trust, and 5,555 shares of Class B common stock owned by the Melvin C. Payne, Jr. Pension Plan and Trust.

 (8) Mr. Wilson's holdings include 404,879 shares of Class A common stock held by the Mark F. Wilson and Anne Pedersen Wilson Living Trust, 41,629 shares of Class A common stock held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson and 41,629 shares of Class A common stock held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, both of which Mr. Wilson is a beneficiary of and a Co-trustee.

 (9) Mr. Stedman's holdings include:

      o 2,689 shares of Class A common stock and 31,309 shares of Class B common stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a trustee;

      o 1,083 shares of Class A common stock and 8,349 shares of Class B common stock which are held by the Wesley West Descendants Trust, of which Mr. Stedman is a Trustee;

      o 292 shares of Class A common stock and 3,130 shares of Class B common stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a trustee;

      o 239 shares of Class A common stock and 3,130 shares of Class B common stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a Trustee;

      o 19,902 shares of Class A common stock and 35,000 shares of Class B common stock which are held by the Wesley West Land Holding Company, of which Mr. Stedman is the president and an indirect beneficial owner through a trust of which he is a beneficiary;

      o 46,056 shares of Class A common stock which are held by the Wesley West Long Term Partnership, a partnership of which Mr. Stedman serves as the manager of the general partner;

      o 32,850 shares of Class A common stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the managing partner;

      o 24,350 shares of Class A common stock which are held by Wesley West Investment Company L.L.C., of which Mr. Stedman is the sole Manager; and

      o 7,120 shares of Class A common stock and 5,218 shares of Class B common stock which are owned jointly by Mr. Stedman and his spouse.

(10) Mr. Erickson's holdings include:

      o 4,000 shares of Class A common stock and 44,015 shares of Class B common stock which are held by the Alfred and Rose Erickson Trust f/b/o Ronald A. Erickson;

      o 1,400 shares of Class A common stock and 17,606 shares of Class B common stock which are held by the Alfred and Rose Erickson Trust f/b/o Donovan A. Erickson, of which Mr. Erickson is the Trustee;

      o 7,000 shares of Class A common stock held by Mr. Erickson's minor son, David S. Erickson.

(11) Mr. Larrabee and his spouse hold an aggregate of 1,500,000 shares of Series D preferred stock, of which 252,410 shares are held by Larrabee Land Company, Inc. which is owned by Mr. Larrabee and his spouse. Such shares of Series D preferred stock are convertible as of December 31, 1998 into 57,998 shares of Class B common stock which are in turn convertible at any time into 57,998 shares of Class A common stock. Also, such shares of Series D preferred stock presently have 2,900 votes.

(12) If the underwriters exercise their over-allotment option in full, Mr. Snyder will own no Class A shares and 1,256,321 Class B shares, excluding options, and Mr. Payne will own no Class A shares and 597,871 Class B shares, excluding options, after the offering.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock and 70,000,000 shares of preferred stock, par value $.01 per share. The common stock is divided into two classes: Class A common stock and Class B common stock. The Class A common stock and the Class B common stock are collectively referred to as common stock.

COMMON STOCK

     As of December 31, 1998, 15,807,123 shares of common stock were outstanding and held of record by approximately 200 persons. Upon completion of the offering, 16,028,035 shares of Class A common stock will be outstanding. In addition, 3,779,088 shares of Class B common stock will be outstanding.

     The holders of Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The holders of Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of common stockholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of common stock outstanding can elect all the directors, and the holders of the remaining shares will not be able to elect any directors. Each share of common stock is entitled to participate equally in dividends, if, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of preferred stock. We have never paid cash dividends on our common stock. The shares of common stock have no preemptive rights, redemption rights or sinking fund provisions. The outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid and nonassessable.

     Certain holders of Class B common stock have entered into a voting agreement. The parties to the voting agreement include Messrs. Payne, Duffey, Fingerhut and Snyder and certain other stockholders. Pursuant to the voting agreement, each stockholder who is a party has agreed not to sell his shares of common stock to a competitor of Carriage and not to vote in favor of any merger, consolidation or other similar business combination with a competitor of Carriage. The term "competitor" is defined to mean any person or entity who is engaged in the funeral service, cemetery, crematory or related lines of business that, at the time of any proposed disposition (as defined in the voting agreement), or at any time within the 12-month period preceding the date of the proposed disposition, has any operations within a 50-mile radius of any of our locations or an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Carriage, and includes any other person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any such person or entity.

     Each share of Class B common stock is convertible at any time, at the option of the registered holder thereof, into one share of Class A common stock. In addition, each share of Class B common stock automatically converts into one share of Class A common stock upon a sale or transfer to anyone other than a permitted transferee. In any event, all outstanding shares of Class B common stock will be automatically converted into shares of Class A common stock on December 31, 2001.

PREFERRED STOCK

     As of December 31, 1998, outstanding preferred stock consisted of 1,682,500 shares of Series D preferred stock. On December 31, 1998, all of the company's Series F preferred stock was converted to 722,250 shares of Class A common stock.

     Carriage is authorized to issue 70,000,000 shares of preferred stock. Our board of directors may establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors may designate. We believe that this power to issue preferred stock provides flexibility in connection with possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and restrict their rights to receive payments upon liquidation of Carriage. It could also have the effect of delaying, deferring or preventing a change in control of Carriage.

SERIES D PREFERRED STOCK

     As of December 31, 1998, we had 1,682,500 shares of Series D preferred stock issued and outstanding. The following description is a summary of the Certificate of Amendment to the Certificate of Designation for the Series D preferred stock, and it is qualified in its entirety by reference to that document.

     DIVIDENDS. The Series D preferred stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to common stock and junior to, or on parity with, as the case may be, any other stock of Carriage designated as senior to, or on parity with, as the case may be, Series D preferred stock. Holders of Series D preferred stock are entitled to receive cumulative annual cash dividends ranging from $.06 to $.07 per share payable quarterly, depending upon when such shares were issued. Upon any voluntary or involuntary liquidation, dissolution or winding up of Carriage, the holders of Series D preferred stock then outstanding will be entitled to receive an amount of cash per share equal to $1.00, together with all accrued and unpaid dividends, after any distribution is made on any senior securities and before any distribution is made on any junior securities, including common stock. As long as any shares of Series D preferred stock are outstanding, Carriage may not pay a dividend (other than stock dividends in common stock) or other distribution on or repurchase common stock, directly or indirectly, unless all past due cumulative dividends on the Series D preferred stock have been paid. The terms of Series D preferred stock may be amended with the consent of the holders of a majority of the outstanding shares of Series D preferred stock.

     REDEMPTION. The Series D preferred stock is mandatorily redeemable by Carriage on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price of $1.00 per share plus all accrued and unpaid dividends to the date of redemption. The Series D preferred stock is redeemable, in whole or in part, at the option of Carriage at any time during the period commencing on the second anniversary of the consummation of the offering and ending on December 31, 2001 (subject to conversion rights up to 15 days prior to the redemption date) at a redemption price of $1.00 per share plus accrued and unpaid dividends to the date of redemption. Partial redemptions must be pro rata.

     CONVERSION. The Series D preferred stock is convertible at any time into Class B common stock at a conversion price equal to the average market price for the ten days preceding the date of delivery of notice of conversion on the principal securities market on which the Class A common stock is then traded. At December 31, 1998, the conversion price was $25.8625, yielding, a total of 65,055 shares of Class B common stock that would be issuable upon the conversion of the 1,682,500 shares of Series D preferred stock outstanding.

     VOTING RIGHTS. The Series D preferred stock has general voting rights on all issues submitted to stockholders. The number of votes to which each share of Series D preferred stock is entitled is a fraction of a vote determined by dividing $1.00 by the then effective conversion price per share and dividing the resulting fraction by 20. The Series D preferred stock is entitled, as a separate class, to vote upon (or consent to) any amendment to the charter, bylaws or Certificate of Designation which would adversely affect the rights or powers of the Series D preferred stock. The requisite vote for approval is a majority of the shares of Series D preferred stock outstanding.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with Carriage for three years following the date that person becomes an interested stockholder unless:

      o before that person became an interested stockholder, Carriage's board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

      o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

      o following the transaction in which that person became an interested stockholder, the business combination is approved by Carriage's board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving Carriage and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of Carriage's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     Our board of directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of holders of at least 80% of voting power of the outstanding shares of common stock. In general, the board of directors, not the stockholders, has the right to appoint persons to fill vacancies on the board of directors.

     The charter provides that special meetings of holders of common stock may be called only by Carriage's board of directors and that only business proposed by the board of directors may be considered at special meetings of holders of common stock.

     The charter provides that the only business (including election of directors) that may be considered at an annual meeting of holders of common stock, in addition to business proposed (or persons nominated to be directors) by the directors of Carriage, is business proposed (or persons nominated to be directors) by holders of common stock who comply with the notice and disclosure requirements set forth in the Certificate of Incorporation. In general, the charter requires that a stockholder give us notice of proposed business or nominations no later than 60 days before the annual meeting of holders of common stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of common stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholders interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitation statements. The stockholder also must submit a notarized letter from each of the stockholders nominees stating the nominees acceptance of the nomination and indicating the nominees intention to serve as director if elected.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a greater percentage. The charter provides that approval by the holders of at least 66 2/3% of the voting power of the outstanding voting stock of Carriage is required to amend the provisions of the charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of December 31, 1998, there were 12,028,035 shares of Class A common stock issued and outstanding, and upon the issuance of the 4,000,000 shares of Class A common stock to be sold by Carriage in the offering, there will be 16,028,035 shares of Class A common stock issued and outstanding. In addition, as of December 31, 1998, there were 3,779,088 shares of Class B common stock issued and outstanding. Approximately 4,750,000 shares of Class A common stock (which includes approximately 2,900,000 shares of Class A common stock issuable upon conversion of outstanding shares of Class B common stock and outstanding shares of preferred stock based on conversion rates as of December 31, 1998) held by existing stockholders of Carriage are "restricted securities" within the meaning of Rule 144 under the Securities Act. We believe that substantially all of these "restricted" shares of Class A common stock are currently eligible for resale subject to the volume, manner of sale and other limitations of Rule 144.

     Approximately 854,000 shares of Class A common stock and approximately 68,200 shares of Class B common stock are reserved for issuance to employees and directors of Carriage pursuant to the 1995 Stock Incentive Plan, 800,000 shares of Class A common stock are reserved for issuance to employees of Carriage pursuant to the 1996 Stock Option Plan, 200,000 shares of Class A common stock are reserved for issuance to eligible directors under the 1996 Directors Stock Option Plan, and 100,000 shares of Class A common stock are reserved for issuance under the 1998 Stock Option Plan for consultants. As of December 31, 1998, approximately 1,630,000 shares of Class A common stock and approximately 65,000 shares of Class B common stock are issuable under existing options granted to employees, directors and consultants. We have filed registration statements on Form S-8 to register the shares of common stock issuable upon exercise of options granted or to be granted pursuant to these plans. Accordingly, shares issued upon exercise of such options will be freely tradeable, except for any shares held by an "affiliate" of Carriage.

     In addition, we have filed a shelf registration statement covering up to 2,000,000 shares of Class A common stock that may be issued from time to time by Carriage to fund future acquisitions. As of December 31, 1998, approximately 1,057,000 shares of Class A common stock remained available for issuance under this shelf registration. Shares covered by the shelf registration may be issued or resold (as the case may be) and are freely tradeable, when issued, by the holders thereof (other than "affiliates" of Carriage and in the case of acquisitions, "affiliates" of the businesses acquired).

     In connection with the offering, Carriage and our executive officers and directors have agreed not to sell any shares of common stock for 90 days from the date of this prospectus without the prior written consent of the representatives of the underwriters. However, Carriage may issue options to purchase common stock or shares of common stock issuable upon the exercise thereof, and may issue shares of its capital stock in connection with acquisitions of funeral homes and cemeteries as long as such options do not become exercisable and such shares issuable upon exercise of options or pursuant to acquisitions are not transferable before the end of the 90-day period.

     No prediction can be made as to the effect, if any, that future sales of Class A common stock, or the availability of Class A common stock for future sale, will have on the market price of the Class A common stock prevailing from time to time. Sales of substantial amounts of Class A common stock in the public market subsequent to this offering could adversely affect the market price of the Class A common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting
agreement dated                         , the underwriters named below, for whom
Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and J. C. Bradford & Co. are acting as representatives, have severally but not jointly agreed to purchase from us, the following respective numbers of shares of Class A common stock:

                                                                  NUMBER
             UNDERWRITER                                         OF SHARES
--------------------------------------------------------------  ------------
Credit Suisse First Boston Corporation........................
Merrill Lynch, Pierce, Fenner & Smith Incorporated............
Raymond James & Associates, Inc...............................
J. C. Bradford & Co...........................................
                                                                ------------
     Total....................................................     4,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that they will be obligated to purchase all of the shares of Class A common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The underwriting agreement also provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     Carriage and the Selling Stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 600,000 additional shares from Carriage and the Selling Stockholders at the initial public offering price less the underwriting discounts and commissions. Of the 600,000 shares subject to the over-allotment option, up to 60,000 shares may be purchased from Melvin C. Payne, Carriage's Chief Executive Officer, up to 120,000 shares may be purchased from C. Byron Snyder, a director of Carriage, and up to 420,000 shares may be purchased from Carriage. If the underwriters do not purchase the entire over-allotment option, the shares will first be purchased from Mr. Payne and Mr. Snyder on a pro rata basis and then from Carriage. Such option may be exercised only to cover over-allotments in the sale of the shares of common stock.

     Carriage and the Selling Stockholders have been advised by the representatives of underwriters that they propose to offer the shares to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of $ per share, and the underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives of the underwriters.

     The following table summarizes the compensation to be paid to the underwriters by Carriage and the Selling Stockholders, and the expenses payable by Carriage.

                                                          WITHOUT             WITH
                                            PER        OVER-ALLOTMENT    OVER-ALLOTMENT
                                       -------------   --------------    --------------
Underwriting Discounts and
  Commissions paid by Carriage.......  $                 $                 $
Expenses payable by Carriage.........  $                 $                 $
Underwriting Discounts and
  Commissions paid by Selling
  Stockholders.......................  $                 $                 $

     Carriage and our executive officers and directors have agreed that for a period of 90 days from the date of this prospectus they will not, without the prior written consent of Credit Suisse First Boston Corporation:

      o directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or file any registration statement under the Securities Act with respect to any of the foregoing; or

      o enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Class A common stock, whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

     The foregoing restrictions do not apply, however, to:

      o   shares of Class A common stock being sold hereunder;

      o any shares of Class A common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to herein;

      o any shares of Class A common stock issued or options to purchase Class A common stock granted pursuant to our existing employee benefit plans; or

      o any shares of Class A common stock issued pursuant to any non-employee stock option plan, or any shares of Class A common stock or any securities convertible or exchangeable into Class A common stock issued as payment of any part of the purchase price for funeral homes or cemeteries (or businesses or capital stock of businesses that operate funeral homes or cemeteries) which are acquired by Carriage, subject to certain conditions.

     Carriage and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that Carriage and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are effected. Accordingly, any resale of the Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to Carriage, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Carriage. Only one such report must be filed in respect of Class A common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and with respect to the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Carriage by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the Class A common stock offered hereby will be passed upon for the underwriters by Andrews & Kurth L.L.P.

                                    EXPERTS

     The consolidated financial statements of Carriage Services, Inc. as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Carriage, that file electronically with the SEC. Our Class A common stock is traded on the NYSE and, as a result, we also file reports and information with NYSE, and such reports and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, NY 10004.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement omits certain of the information contained in the registration statement and the exhibits and schedules thereto pursuant to the Securities Act and the rules and regulations of the SEC thereunder. Statements contained in this prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being hereby qualified in all respects by such reference. The registration statement, including the exhibits and schedules thereto, is on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC or may be examined without charge at the public reference facilities of the SEC described above.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
CARRIAGE SERVICES, INC. -- UNAUDITED
  INTERIM CONSOLIDATED FINANCIAL
  STATEMENTS:
     Consolidated Balance Sheets as
      of December 31, 1997 and
      September 30, 1998.............     F-2
     Consolidated Statements of
      Operations for the
       Nine Months Ended September
      30, 1997 and 1998..............     F-3
     Consolidated Statements of Cash
      Flows for the
       Nine Months Ended September
      30, 1997 and 1998..............     F-4
     Notes to Consolidated Financial
      Statements.....................     F-5
CARRIAGE SERVICES, INC. -- AUDITED
  CONSOLIDATED FINANCIAL STATEMENTS:
     Report of Independent Public
      Accountants....................     F-7
     Consolidated Balance Sheets as
      of December 31, 1996 and
      1997...........................     F-8
     Consolidated Statements of
      Operations for the Years Ended
      December 31, 1995, 1996 and
      1997...........................     F-9
     Consolidated Statements of
      Changes in Stockholders' Equity
      for the Years Ended December
      31, 1995, 1996 and 1997........    F-10
     Consolidated Statements of Cash
      Flows for the Years Ended
      December 31, 1995, 1996 and
      1997...........................    F-11
     Notes to Consolidated Financial
      Statements.....................    F-12

                            CARRIAGE SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          DECEMBER 31,    SEPTEMBER 30,
                                              1997            1998
                                          ------------    -------------
                                                           (UNAUDITED)

                 ASSETS
Current assets:
     Cash and cash equivalents..........    $  6,126        $   4,100
     Accounts receivable --
          Trade, net of allowance for
             doubtful accounts of $1,291
             in 1997 and $1,170 in
             1998.......................      11,617           16,690
          Other.........................       1,295            1,972
                                          ------------    -------------
                                              12,912           18,662
     Inventories and other current
      assets............................       5,691            7,640
                                          ------------    -------------
          Total current assets..........      24,729           30,402
                                          ------------    -------------
Property, plant and equipment, at cost,
  net of accumulated depreciation of
  $7,123 in 1997 and $10,111 in 1998....      85,865          118,407
Cemetery property, at cost..............      32,154           57,862
Names and reputations, net of
  accumulated amortization of $4,480 in
  1997 and $7,064 in 1998...............     118,099          177,502
Deferred charges and other noncurrent
  assets................................      17,093           24,070
                                          ------------    -------------
                                            $277,940        $ 408,243
                                          ============    =============
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...................    $  9,022        $   3,308
     Accrued liabilities................       7,545            9,533
     Current portion of long-term debt
      and obligations under capital
      leases............................       2,339            5,116
                                          ------------    -------------
          Total current liabilities.....      18,906           17,957
Preneed liabilities, net................       7,403            4,875
Long-term debt, net of current
  portion...............................     121,553          175,414
Obligations under capital leases, net of
  current portion.......................       4,449            3,254
Deferred income taxes...................      13,113           16,277
                                          ------------    -------------
          Total liabilities.............     165,424          217,777
                                          ------------    -------------
Commitments and contingencies
Redeemable preferred stock..............      13,951           13,951
Stockholders' equity:
     Class A Common Stock, $.01 par
      value; 40,000,000 shares
      authorized; 6,454,000 and
      10,927,000 issued and outstanding
      at December 31, 1997 and Septmber
      30, 1998, respectively............          64              109
     Class B Common Stock; $.01 par
      value; 10,000,000 shares
      authorized; 4,691,000 and
      3,871,000 issued and outstanding
      at December 31, 1997 and September
      30, 1998, respectively............          47               39
     Contributed capital................     102,056          174,332
     Retained deficit...................      (3,602)           2,035
                                          ------------    -------------
          Total stockholders' equity....      98,565          176,515
                                          ------------    -------------
                                            $277,940        $ 408,243
                                          ============    =============

     The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       FOR THE NINE MONTHS
                                       ENDED SETPEMBER 30,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
Revenues, net
     Funeral.........................  $  46,283  $  65,956
     Cemetery........................      9,012     15,995
                                       ---------  ---------
                                          55,295     81,951
Costs and expenses
     Funeral.........................     34,405     46,934
     Cemetery........................      7,187     11,920
                                       ---------  ---------
                                          41,592     58,854
                                       ---------  ---------
          Gross profit...............     13,703     23,097
General and administrative
expenses.............................      3,657      5,661
                                       ---------  ---------
     Operating income................     10,046     17,436
Interest expense, net................      4,028      6,511
                                       ---------  ---------
     Income before income taxes and
     extraordinary item..............      6,018     10,925
Provision for income taxes...........      2,357      4,833
                                       ---------  ---------
     Income before extraordinary
     item............................      3,661      6,092
Extraordinary item:
     Loss on early extinguishment of
      debt, net of income tax benefit
      of $159........................       (195)    --
                                       ---------  ---------
Net income...........................      3,466      6,092
Preferred stock dividend
requirements.........................        713        454
                                       ---------  ---------
     Net income available to common
      stockholders...................  $   2,753  $   5,638
                                       =========  =========
Basic earnings per share:
     Net income before extraordinary
     item............................  $    0.29  $    0.44
     Extraordinary item..............      (0.02)    --
                                       ---------  ---------
     Net income......................  $    0.27  $    0.44
                                       =========  =========
Diluted earnings per share:
     Net income before extraordinary
      item...........................  $    0.29  $    0.43
     Extraordinary item..............      (0.02)    --
                                       ---------  ---------
     Net income......................  $    0.27  $    0.43
                                       =========  =========
Weighted average number of common and
  common equivalent shares
  outstanding:
     Basic...........................     10,040     12,772
                                       =========  =========
     Diluted.........................     10,323     13,198
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)

                                         FOR THE NINE MONTHS
                                         ENDED SEPTEMBER 30,
                                       ------------------------
                                          1997         1998
                                       ----------  ------------
Cash flows from operating activities:
  Net income.........................  $    3,466  $      6,092
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities --
     Depreciation and amortization...       5,644         7,646
     Provision for losses on accounts
     receivable......................         284           976
     Deferred income taxes...........       1,574         1,347
     Other, net......................        (409)          (38)
     Changes in assets and
      liabilities, net of effects
      from acquisitions:
       (Increase) in accounts
         receivable..................      (1,768)       (5,688)
       (Increase) in inventories and
         other current assets........        (942)       (1,088)
       (Increase) in other deferred
         charges.....................      (1,234)       (4,225)
       Increase (decrease) in
         accounts payable............         998          (301)
       Increase in accrued
         liabilities.................         149         1,700
       Increase (decrease) in preneed
         liabilities.................         674        (1,205)
                                       ----------  ------------
          Net cash provided by
            operating services.......       8,436         5,216
Cash flows from investing activities:
  Acquisitions, net of cash
    acquired.........................     (43,568)     (105,191)
  Capital expenditures...............      (6,162)      (12,060)
  Other, including disposition of
     assets..........................         600          (267)
                                       ----------  ------------
          Net cash used in investing
            activities...............     (49,130)     (117,518)
Cash flows from financing activities:
  Proceeds from long-term debt.......      41,884        94,455
  Payments on long-term debt and
     obligations under capital
     leases..........................      (1,112)      (52,491)
  Proceeds from issuance of common
     stock...........................      --            68,696
  Payment of preferred stock
     dividends.......................        (713)         (454)
  Exercise of stock options..........         113           317
  Payment of deferred debt charges
     and other.......................        (307)         (247)
                                       ----------  ------------
          Net cash provided by
            financing activities.....      39,865       110,276
Net (decrease) in cash and cash
  equivalents........................        (829)       (2,026)
Cash and cash equivalents at
  beginning of period................       1,712         6,126
                                       ----------  ------------
Cash and cash equivalents at end of
  period.............................  $      883  $      4,100
                                       ==========  ============
Supplemental disclosure of cash flow
information:
  Cash paid for interest.............  $    4,030  $      7,079
                                       ==========  ============
  Cash paid for income taxes.........  $      812  $      4,537
                                       ==========  ============
  Non-cash consideration for
    acquisitions.....................  $   28,328  $     10,166
                                       ==========  ============

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include Carriage Services, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

     The information for the nine months ended September 30, 1997 and 1998 is unaudited, but in the opinion of management, reflects all adjustments which are of a normal, recurring nature necessary for a fair presentation of financial position and results of operations for the interim periods. The accompanying consolidated financial statements have been prepared consistent with the accounting policies described in Note 1 to the Audited Consolidated Financial Statements, and should be read in conjunction therewith. Certain prior period amounts in the consolidated financial statements have been reclassified to conform with current period presentation.

2.  ACQUISITIONS

     During the nine months ended September 30, 1998, the Company purchased 34 funeral homes and five cemeteries compared to 31 funeral homes and four cemeteries purchased during the nine months ended September 30, 1997. These acquisitions have been accounted for by the purchase method, and their results of operations are included in the accompanying consolidated financial statements from the dates of acquisition. The purchase price allocations for certain of these acquisitions are based on preliminary information.

     The effect of the above acquisitions on the Consolidated Balance Sheets was as follows:

                                           SEPTEMBER 30,
                                       ----------------------
                                          1997        1998
                                       ----------  ----------
                                           (IN THOUSANDS)
Current assets, net of cash
acquired.............................  $    7,671  $    6,148
Cemetery property....................      19,645      25,159
Property, plant and equipment........      22,902      23,919
Deferred charges and other noncurrent
assets...............................         813         819
Names and reputations................      33,594      61,292
Current liabilities..................        (801)       (466)
Other liabilities....................     (11,928)     (1,514)
                                       ----------  ----------
     Total acquisitions..............      71,896     115,357
Consideration:
Debt.................................      --           6,556
Redeemable preferred stock issued....      20,000      --
Common stock issued..................       8,328       3,610
                                       ----------  ----------
     Cash used for acquisitions......  $   43,568  $  105,191
                                       ==========  ==========

     The following table represents, on an unaudited pro forma basis, the combined operations of the Company and the above noted acquisitions, as if such acquisitions had occurred as of January 1, 1997. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions, however, these unaudited pro forma results are based on the acquired businesses' historical financial results and do not assume any additional profitability resulting from the application of the Company's revenue enhancement measures or cost reduction programs to the historical results of the acquired businesses. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)
combinations been in effect on the dates indicated, that have resulted since the dates of acquisition or that may result in the future.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS,
                                            EXCEPT PER
                                           SHARE DATA)
Revenues, net........................  $  92,861  $  96,745
Net income before income taxes.......      6,804      9,375
Net income available to common
stockholders.........................      3,276      4,702
Earnings per common share:
     Basic...........................       0.33       0.37
     Diluted.........................       0.32       0.36

3.  RECENT ACCOUNTING STANDARDS

     Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosure about Segments of an Enterprise and Related Information" are required to be implemented during 1998. The effect of these pronouncements on the Company's consolidated financial condition and results of operations is not expected to be material.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Stockholders and Board of Directors of Carriage Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Carriage Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carriage Services, Inc., and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 10, 1998

                            CARRIAGE SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1997
                                       ----------  ----------
               ASSETS
Current assets:
     Cash and cash equivalents.......  $    1,712  $    6,126
     Accounts receivable --
          Trade, net of allowance for
             doubtful accounts of
             $530 in 1996 and $1,291
             in 1997.................       5,665      11,617
          Other......................         673       1,295
                                       ----------  ----------
                                            6,338      12,912
     Inventories and other current
      assets.........................       3,350       5,691
                                       ----------  ----------
             Total current assets....      11,400      24,729
                                       ----------  ----------
Property, plant and equipment, at
  cost:
     Land............................       9,640      21,789
     Buildings and improvements......      31,750      56,153
     Furniture and equipment.........       8,817      15,046
                                       ----------  ----------
                                           50,207      92,988
     Less -- accumulated
      depreciation...................      (4,095)     (7,123)
                                       ----------  ----------
                                           46,112      85,865
Cemetery property, at cost...........       4,061      32,154
Names and reputations, net of
  accumulated amortization of $2,007
  in 1996 and $4,480 in 1997.........      62,568     118,099
Deferred charges and other
  non-current assets.................       7,167      17,093
                                       ----------  ----------
                                       $  131,308  $  277,940
                                       ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable................  $    2,192  $    9,022
     Accrued liabilities.............       3,033       7,545
     Current portion of long-term
      debt and obligations under
      capital leases.................       1,086       2,339
                                       ----------  ----------
             Total current
               liabilities...........       6,311      18,906
Preneed liabilities, net.............       3,664       7,403
Long-term debt, net of current
  portion............................      42,733     121,553
Obligations under capital leases, net
  of current portion.................         557       4,449
Deferred income taxes................       3,749      13,113
                                       ----------  ----------
             Total liabilities.......      57,014     165,424
                                       ----------  ----------
Commitments and contingencies
Redeemable preferred stock...........      17,251      13,951
Stockholders' equity:
     Class A Common Stock, $.01 par
      value; 40,000,000 shares
      authorized; 3,990,000 and
      6,454,000 issued and
      outstanding in 1996 and 1997,
      respectively...................          40          64
     Class B Common Stock; $.01 par
      value; 10,000,000 shares
      authorized; 4,502,000 and
      4,691,000 issued and
      outstanding in 1996 and 1997,
      respectively...................          45          47
     Contributed capital.............      63,966     102,056
     Retained deficit................      (7,008)     (3,602)
                                       ----------  ----------
             Total stockholders'
               equity................      57,043      98,565
                                       ----------  ----------
                                       $  131,308  $  277,940
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Revenues, net
     Funeral.........................  $  22,661  $  37,445  $  64,888
     Cemetery........................      1,576      2,903     12,533
                                       ---------  ---------  ---------
                                          24,237     40,348     77,421
Costs and expenses
     Funeral.........................     18,921     30,641     48,404
     Cemetery........................      1,326      2,541      9,634
                                       ---------  ---------  ---------
                                          20,247     33,182     58,038
                                       ---------  ---------  ---------
     Gross profit....................      3,990      7,166     19,383
General and administrative
  expenses...........................      2,106      2,474      5,277
                                       ---------  ---------  ---------
     Operating income................      1,884      4,692     14,106
Interest expense, net................      3,684      4,347      5,889
                                       ---------  ---------  ---------
     Income (loss) before income
       taxes and extraordinary
       item..........................     (1,800)       345      8,217
Provision for income taxes...........        694        138      3,726
                                       ---------  ---------  ---------
     Net income (loss) before
       extraordinary item............     (2,494)       207      4,491
Extraordinary item -- loss on early
  extinguishment of debt, net of
  income tax benefit of $332 in 1996
  and $159 in 1997...................     --           (498)      (195)
                                       ---------  ---------  ---------
     Net income (loss)...............     (2,494)      (291)     4,296
Preferred stock dividend
  requirements.......................     --            622        890
                                       ---------  ---------  ---------
     Net income (loss) available to
       common stockholders...........  $  (2,494) $    (913) $   3,406
                                       =========  =========  =========
Basic earnings (loss) per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .35
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .33
                                       =========  =========  =========
Diluted earnings (loss) per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .34
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .32
                                       =========  =========  =========
Weighted average number of common and
  common equivalent shares
  outstanding
     Basic...........................      2,520      4,869     10,226
                                       =========  =========  =========
     Diluted.........................      2,520      4,869     10,485
                                       =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                    CONTRIBUTED       NET       RETAINED
                                        NO. OF     PREFERRED    NO. OF     COMMON     CAPITAL     UNREALIZED    EARNINGS
                                        SHARES       STOCK      SHARES     STOCK     (DEFICIT)    GAIN (LOSS)   (DEFICIT)    TOTAL
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1994.........      7,160    $    72       2,520    $  25     $   6,992       $ (59)     $ (3,601)   $ 3,429
Net loss -- 1995.....................     --          --          --        --          --           --           (2,494)    (2,494)
Issuance of preferred stock..........      8,500         85       --        --           8,108       --            --         8,193
Unrealized net gain -- available
  for sale securities................     --          --          --        --          --              23         --            23
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1995.........     15,600        157       2,520       25        15,100         (36)       (6,095)     9,151
Net loss -- 1996.....................     --          --          --        --          --           --             (291)      (291)
Issuance of preferred stock..........        555          5       --        --             540       --            --           545
Issuance of common stock.............     --          --          3,947       40        47,942       --            --        47,982
Conversion of preferred stock to
  common stock.......................    (16,045)      (160)      1,980       20           140       --            --         --
Conversion of redeemable
  preferred stock to common stock....     --          --             39     --             522       --            --           522
Unrealized net gain -- available
  for sale securities................     --          --          --        --          --              36         --            36
Purchase of treasury stock...........       (170)        (2)      --        --            (339)      --            --          (341)
Exercise of stock options............     --          --              6     --              61       --            --            61
Preferred dividends..................     --          --          --        --          --           --             (622)      (622)
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1996.........     --          --          8,492       85        63,966       --           (7,008)    57,043
Net income -- 1997...................     --          --          --        --          --           --            4,296      4,296
Issuance of common stock.............     --          --            978       10        14,714       --            --        14,724
Conversion of redeemable
  preferred stock to common stock....     --          --          1,658       16        23,276       --            --        23,292
Purchase of treasury stock...........     --          --             (3)    --             (60)      --            --           (60)
Exercise of stock options............     --          --             20     --             160       --            --           160
Preferred dividends..................     --          --          --        --          --           --             (890)      (890)
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1997.........     --        $ --         11,145    $ 111     $ 102,056       $--        $ (3,602)   $98,565
                                       =========   =========   =========   ======   ===========   ===========   ========    =======

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1996        1997
                                       ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)...............  $   (2,494) $     (291) $    4,296
     Adjustments to reconcile net
       income (loss) to net cash
       provided by operating
       activities --
          Depreciation and
             amortization............       1,948       3,629       7,809
          Provision for losses on
             accounts receivable.....         488         683       1,025
          Loss on early
             extinguishment of debt,
             net of income taxes.....      --             498         195
          Deferred income taxes......         659          54       2,230
     Changes in assets and
       liabilities net of effects
       from acquisitions:
          Increase in accounts
             receivable..............      (1,125)     (3,440)     (4,747)
          Decrease (increase) in
             inventories and other
             current assets..........         115        (465)     (1,223)
          Increase in other deferred
             charges.................        (144)     (1,146)     (1,884)
          Increase (decrease) in
             accounts payable........          45       1,151       1,168
          Increase (decrease) in
             accrued liabilities.....       1,461        (403)        422
          Increase (decrease) in
             preneed liabilities.....          44          44         370
                                       ----------  ----------  ----------
               Net cash provided by
                  operating
                  activities.........         997         314       9,661
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions, net of cash
       acquired......................     (12,191)    (42,707)    (65,607)
     Disposition of businesses
       formerly owned................      --             393      --
     Purchase of marketable
       securities available for
       sale..........................      (1,795)     --          --
     Disposition of marketable
       securities available for
       sale..........................       5,312         976      --
     Purchase of property, plant and
       equipment.....................      (3,019)     (4,630)     (9,163)
                                       ----------  ----------  ----------
               Net cash used in
                  investing
                  activities.........     (11,693)    (45,968)    (74,770)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt....      11,563      59,849      79,300
     Payments on long-term debt and
       obligations under capital
       leases........................      (2,273)    (65,925)     (9,196)
     Proceeds from sale of preferred
       stock.........................       8,192      --          --
     Proceeds from issuance of common
       stock.........................      --          47,694         566
     Preferred stock dividends.......      --            (622)       (890)
     Exercise of stock options.......      --              61         160
     Purchase of treasury stock......      --            (341)        (60)
     Payment of deferred debt
       charges.......................         (49)       (923)       (357)
                                       ----------  ----------  ----------
               Net cash provided by
                  financing
                  activities.........      17,433      39,793      69,523
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       6,737      (5,861)      4,414
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................         836       7,573       1,712
                                       ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    7,573  $    1,712  $    6,126
                                       ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Interest paid through issuance
       of new debt...................  $      644  $   --      $   --
                                       ==========  ==========  ==========
     Retirement of debt through
       issuance of stock.............  $      500  $   --      $   --
                                       ==========  ==========  ==========
     Cash paid for interest..........  $    3,127  $    4,466  $    5,477
                                       ==========  ==========  ==========
     Cash paid for income taxes......  $   --      $   --      $    1,385
                                       ==========  ==========  ==========
     Retirement of debt through
       disposition of business.......  $   --      $    2,642  $   --
                                       ==========  ==========  ==========
     Non-cash consideration for
       acquisitions..................  $   --      $   25,474  $   52,653
                                       ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS

     Carriage Services, Inc. (the "Company") was organized under the laws of the State of Delaware on December 29, 1993. The Company owns and operates funeral homes and cemeteries throughout the United States. The Company provides professional services related to funerals and interments at its funeral homes and cemeteries. Prearranged funerals and preneed cemetery property are marketed in the geographic markets served by the Company's locations.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The financial statements include the consolidated financial statements of Carriage Services, Inc. and its subsidiaries. In consolidation, all significant intercompany balances and transactions have been eliminated. Certain prior year amounts in the consolidated financial statements have been reclassified to conform with current year presentation.

  FUNERAL AND CEMETERY OPERATIONS

     The Company records the sale of funeral merchandise and services upon performance of the funeral service. The Company records the sale of the right of cemetery interment or mausoleum entombment and related merchandise at the time of sale. The cost for cemetery merchandise and services sold, but not yet provided, is accrued as an expense at the same time the cemetery revenue is recognized. Allowances for customer cancellations, refunds and bad debts are provided at the date of sale based on the historical experience of the Company. Accounts receivable-trade, net consists of approximately $4,977,000 and $7,245,000 of funeral receivables and approximately $688,000 and $4,372,000 of current cemetery receivables at December 31, 1996 and 1997, respectively. Non-current cemetery receivables, those payable after one year, are included in Deferred Charges and Other Non-current Assets on the Consolidated Balance Sheets.

  PRENEED FUNERAL ARRANGEMENTS

     Preneed funeral sales are effected by deposits to a trust or purchase of a third-party insurance product. Since the Company does not have access to these funds, the sale is not recorded until the service is performed, nor generally, are the related assets and liabilities reflected on the Consolidated Balance Sheets. The trust income earned and the increases in insurance benefits on the insurance products are also deferred until the service is performed in order to offset inflation in cost to provide the service in the future. The preneed funeral trust assets were approximately $36,523,000 and $52,931,000 at December 31, 1996 and 1997, respectively, which in the opinion of management, exceed the future obligations under such arrangements. The type of instruments that the trusts may invest in are regulated by state agencies.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summary reflects the composition of the assets held in trust to satisfy the Company's future obligations under preneed funeral arrangements:

                                     HISTORICAL     UNREALIZED
                                     COST BASIS     GAIN (LOSS)    FAIR VALUE
                                     -----------    -----------    -----------
                                                  (IN THOUSANDS)
As of December 31, 1996 --
     Cash and cash equivalents......   $16,022         $ --          $16,022
     Fixed income investment
       contracts....................     8,434           --            8,434
     Mutual funds, corporate bonds
       and stocks...................    11,965           102          12,067
                                     -----------    -----------    -----------
          Total.....................   $36,421         $ 102         $36,523
                                     -----------    -----------    -----------
As of December 31, 1997 --
     Cash and cash equivalents......   $23,891         $ --          $23,891
     Fixed income investment
       contracts....................    10,638           --           10,638
     Mutual funds, corporate bonds
       and stocks...................    17,960           442          18,402
                                     -----------    -----------    -----------
          Total.....................   $52,489         $ 442         $52,931
                                     ===========    ===========    ===========

  CEMETERY MERCHANDISE AND SERVICE TRUST

     The Company is also generally required, by certain states, to deposit a specified amount into a merchandise and service trust fund for cemetery merchandise and service contracts sold on a preneed basis. The principal and accumulated earnings of the trust may be withdrawn by the Company upon maturity (generally, the death of the purchaser) or cancellation of the contracts. Trust fund investment income is recognized in current revenues as trust earnings accrue, net of current period inflation costs recognized related to the merchandise that has not yet been purchased. Merchandise and service trust fund balances, in the aggregate, were approximately $1,134,000 and $9,567,000 at December 31, 1996 and 1997, respectively, and are included in Preneed Liabilities, net on the accompanying Consolidated Balance Sheets.

  PERPETUAL AND MEMORIAL CARE TRUST

     In accordance with respective state laws, the Company is required to deposit a specified amount into perpetual and memorial care trust funds for each interment/entombment right and memorial sold. Income from the trust fund is used to provide care and maintenance for the cemeteries and mausoleums and is periodically distributed to the Company and recognized as revenue upon distribution. The perpetual and memorial care trust assets were approximately $2,002,000 and $8,408,000 at December 31, 1996 and 1997, respectively, which, in the opinion of management, will cover future obligations to provide care and maintenance for the Company's cemeteries and mausoleums. The Company does not have the right to withdraw any of the principal balances of these funds and, accordingly, these trust fund balances are not reflected in the accompanying Consolidated Balance Sheets.

  DEFERRED OBTAINING COSTS

     Deferred obtaining costs consist of sales commissions and other direct marketing costs applicable to preneed funeral sales, net of insurance commissions received. These costs are deferred and amortized in funeral costs and expenses over the expected timing of the performance of the services covered by the preneed funeral contracts.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  MARKETABLE SECURITIES

     The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, and all of the Company's investment securities are classified as available for sale securities. At December 31, 1996 and 1997, the Company had no gross unrealized gains (losses). The Company does not use derivative financial instruments or participate in hedging activities.

  INVENTORY

     Inventory is recorded at the lower of its cost basis (determined by the specific identification method) or net realizable value.

  NAMES AND REPUTATIONS

     The excess of the purchase price over the fair value of net identifiable assets acquired, as determined by management in transactions accounted for as purchases, is recorded as Names and Reputations. Such amounts are amortized over 40 years. Many of the Company's acquired funeral homes have provided high quality service to families for generations. The resulting loyalty often represents a substantial portion of the value of a funeral business. The Company reviews the carrying value of Names and Reputations at least quarterly on a location-by-location basis to determine if facts and circumstances exist which would suggest that this intangible asset may be impaired or that the amortization period needs to be modified. If indicators are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the location and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible asset to its fair value. At December 31, 1997, no impairment was deemed to have occurred.

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," as of January 1, 1996, and such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The costs of ordinary maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Capitalized interest was $162,000 and $264,000 in 1996 and 1997, respectively. Depreciation of property, plant and equipment is computed based on the straight-line method over the following estimated useful lives of the assets:

                                         YEARS
                                        --------
Buildings and improvements...........   15 to 40
Furniture and fixtures...............    7 to 10
Machinery and equipment..............    5 to 10
Automobiles..........................    5 to 7

  INCOME TAXES

     The Company files a consolidated U.S. federal income tax return. The Company records deferred taxes for temporary differences between the tax basis and financial reporting basis of assets and liabilities.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  EARNINGS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the Statement 128 requirements.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes that carrying value approximates fair value for cash and cash equivalents and marketable equity securities which are designated as available-for-sale. Additionally, its floating rate Credit Facility approximates its fair value. Management also believes that its redeemable preferred stock is stated at fair value.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS SEGMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information. SFAS 131, effective for years beginning after December 15, 1997, requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS No. 131 in 1998 and is evaluating the way segment information is reported.

2.  ACQUISITIONS:

     During 1997, the Company acquired 44 funeral homes and 10 cemeteries through the purchase of stock and assets. In 1996, the Company acquired 38 funeral homes and 7 cemeteries through the purchase of stock and assets. These transactions have been accounted for utilizing the purchase method of accounting, and the results of operations of the acquired businesses have been included in the results of the Company from the respective dates of acquisition.

     In accordance with APB Opinion 16, purchase prices were allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the date of acquisition. Many of the Company's acquired funeral homes have provided high quality service to families for generations. The resulting loyalty often represents a substantial portion of the value of a funeral business. As a result, the excess of the consideration paid over the fair value of net tangible and other identifiable intangible assets is allocated to Names and Reputations. Future adjustments to the allocation of the purchase price may be made during the 12 months following the date of acquisition due to resolution of uncertainties existing at the acquisition date, which may include obtaining additional information regarding asset and liability valuations.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effect of the above acquisitions on the Consolidated Balance Sheets at December 31, 1996 and 1997 was as follows:

                                          1996        1997
                                       ----------  ----------
                                           (IN THOUSANDS)
Current Assets.......................  $    3,532  $   11,909
Cemetery Property....................       3,610      28,276
Property, Plant and Equipment........      22,574      34,830
Deferred Charges and Other
  Non-current Assets.................       1,542       1,597
Names and Reputations................      43,139      55,013
Current Liabilities..................      (1,025)     (1,631)
Debt.................................      --          (1,072)
Other Liabilities....................      (5,191)    (10,662)
                                       ----------  ----------
                                           68,181     118,260
Consideration:
Redeemable preferred stock issued....     (17,775)    (20,000)
Debt.................................      (6,582)    (18,210)
Preferred stock issued...............        (555)     --
Cash acquired in acquisitions........        (274)       (556)
Common Stock issued..................        (288)    (13,887)
                                       ----------  ----------
     Cash used for acquisitions......  $   42,707  $   65,607
                                       ==========  ==========

     The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and the businesses acquired during 1996 and 1997 as if such acquisitions had taken place at the beginning of 1996. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, that have resulted since the respective dates of acquisition or that may result in the future.

                                          1996        1997
                                       ----------  ----------
                                         (UNAUDITED AND IN
                                             THOUSANDS)
Revenues, net........................  $   95,169  $   98,672
Income (loss) before income taxes and
  extraordinary item.................      (1,686)      7,803
Net income (loss) available to common
  stockholders.......................      (2,157)      3,207
Earnings (loss) per share
     Basic...........................        (.44)        .31
     Diluted.........................        (.44)        .31

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEFERRED CHARGES AND OTHER NON-CURRENT ASSETS:

     Deferred charges and other non-current assets at December 31, 1996 and 1997 were as follows (in thousands):

                                         1996       1997
                                       ---------  ---------
Agreements not to compete, net of
  accumulated amortization of
  $1,722 and $2,233 respectively.....  $   3,297  $   4,034
Deferred debt expense, net of
  accumulated amortization of $78
  and $23, respectively..............        511        324
Non-current cemetery and notes
  receivable.........................      2,114      9,807
Deferred obtaining costs, net of
  accumulated amortization of $44
  and $253, respectively.............      1,245      2,928
                                       ---------  ---------
                                       $   7,167  $  17,093
                                       =========  =========

     The cost of agreements not to compete with former owners of businesses acquired are amortized over the term of the respective agreements, ranging from four to 10 years. Deferred debt expense is being amortized over the term of the related debt. Non-current cemetery receivables result from the multi-year payment terms in the underlying contracts. These cemetery receivables are recorded net of allowances for customer cancellations, refunds and bad debts.

4.  LONG-TERM DEBT:

     The Company's long-term debt consisted of the following at December 31 (in thousands):

                                         1996        1997
                                       ---------  ----------
Credit Facility, unsecured floating
  rate $150 million line, interest is
  due on a quarterly basis for prime
  borrowings and on the maturity
  dates of the eurodollar borrowings
  at the applicable eurodollar rate
  plus .50% to 1.25% (weighted
  average interest rate was 6.8772%
  for the quarter ended December 31,
  1997), matures in September,
  2002...............................  $  --      $  107,500
Credit Facility, unsecured floating
  rate $75 million line, interest was
  due on a quarterly basis at prime
  to prime plus .25% or at the
  applicable eurodollar rate plus
  .75% to 2.0%.......................     36,500      --
Acquisition debt.....................      6,395      10,817
Other................................        574       5,219
Less -- Current portion..............       (736)     (1,983)
                                       ---------  ----------
                                       $  42,733  $  121,553
                                       =========  ==========

     In conjunction with the closing of the initial public offering (the
"IPO") in August 1996, the Company entered into a Credit Facility (the
"Former Credit Facility") which provided for a $75 million revolving line of credit with both LIBOR and base rate interest options. This Former Credit Facility was unsecured and was for a term of three years. During September 1997, the Company entered into a new credit facility (the "New Credit Facility") for a $150 million revolving line of credit. The New Credit Facility has a five year term, is unsecured and contains customary restrictive covenants, including a restriction on the payment of dividends on common stock and requires the Company to maintain certain financial ratios. The Company was in compliance with all covenants at December 31, 1997. In August 1996, the Company paid all of its outstanding indebtedness with the proceeds from the issuance of its Class A Common Stock in connection with the Company's IPO (see Note 7) and utilization of the Former Credit Facility. In connection with repayment of debt in August

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


1996 and the retirement of debt issued by the Former Credit Facility in September 1997, the Company recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefit of approximately $332,000 and $159,000 for the write-off of the deferred loan costs associated with the early retirement of debt for the years ended December 31, 1996 and 1997, respectively.

     Acquisition debt consists of deferred purchase prices, payable to sellers. The deferred purchase price notes bearing interest at 0%, discounted at imputed interest rates ranging from 6% to 8%, with maturities from 3 to 15 years.

     The aggregate maturities of long-term debt for the year ended December 31, 1998 and for the subsequent four years, are approximately $1,983,000, $2,021,000, $1,196,000, $1,193,000, and $108,744,000, respectively and
$8,399,000 thereafter.

5.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain office facilities, vehicles and equipment under operating leases for terms ranging from one to fifteen years. Certain of these leases provide for an annual adjustment. Rent expense was approximately $951,000, $924,000 and $1,997,000 for 1995, 1996 and 1997, respectively.

     Assets acquired under capital leases are included in property, plant and equipment on the accompanying Consolidated Balance Sheets.

     At December 31, 1997 minimum lease payments were as follows:

                                        MINIMUM LEASE PAYMENTS
                                        -----------------------
                                        OPERATING      CAPITAL
                                          LEASES        LEASES
                                        ----------     --------
                                            (IN THOUSANDS)
Years ended December 31,
     1998............................     $1,792        $   679
     1999............................      1,557          2,632
     2000............................      1,099            230
     2001............................        799            207
     2002............................      1,449            198
     Thereafter......................      2,181          2,716
                                        ----------     --------
Total minimum lease payments.........     $8,877          6,662
                                        ==========
Less: amount representing interest...                     1,857
Less: current portion of obligations
  under capital leases...............                       356
                                                       --------
Long-term obligations under capital
  leases.............................                   $ 4,449
                                                       ========

  AGREEMENTS AND EMPLOYEE BENEFITS

     The Company has entered into various employment agreements and agreements not to compete with key employees and former owners of businesses acquired. Payments for such agreements are not made in advance. These agreements are generally for one to ten years and provide for future payments annually, quarterly or monthly. The aggregate payments due under these agreements for the subsequent five years, are approximately $1,356,000, $1,342,000, $1,101,000, $924,000 and $845,000, respectively and $2,576,000 thereafter. In conformity with industry practice, these agreements are not included in the accompanying Consolidated Balance Sheets.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company sponsors one defined contribution plan for the benefit of its employees. The expense for this plan has not been significant for the periods presented. In addition, the Company does not offer any other post-retirement or post-employment benefits.

  LITIGATION

     Certain of the funeral homes located in California that were acquired by the Company in early 1997, along with other death care providers, are defendants in litigation in the state of California alleging that a flight service contracted to dispose of cremains failed to properly carry out its duties. While the litigation is in the early stages, management, with the advice of legal counsel, believes that there are adequate insurance coverages, indemnities and reserves such that the results of this litigation will not have a material effect on the Company's consolidated financial position or result of operations. Additionally, the Company is, from time to time, subject to routine litigation arising in the normal course of its business. Management, with the advice of legal counsel, similarly believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the Company's consolidated financial position or results of operations.

6.  INCOME TAXES:

     The provision for income taxes for 1995, 1996 and 1997 consisted of:

                                         1995       1996       1997
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Current
     U. S. Federal...................  $  --      $  --      $   1,275
     State...........................         35         84        759
                                       ---------  ---------  ---------
          Total current provision....         35         84      2,034
                                       ---------  ---------  ---------
Deferred:
     U. S. Federal...................        585         48      1,564
     State...........................         74          6        128
                                       ---------  ---------  ---------
          Total deferred provision...        659         54      1,692
                                       ---------  ---------  ---------
          Total income tax
             provision...............  $     694  $     138  $   3,726
                                       =========  =========  =========

     A reconciliation of taxes to the U.S. federal statutory rate to those reflected in the Consolidated Statements of Operations for 1995, 1996 and 1997 is as follows:

                                         1995       1996       1997
                                       ---------  ---------  ---------
Federal statutory rate...............      (34.0)%     34.0%     34.0%
Effect of state income taxes, net of
  federal benefit at 34%.............       (6.0)       4.0        5.3
Effect of nondeductible expenses and
  other, net.........................        3.9       57.3       15.9
Effect of valuation allowance........       74.7      (55.3)     (14.5)
Effect of change in statutory rate...     --         --            4.6
                                       ---------  ---------  ---------
                                           38.6%      40.0%      45.3%
                                       =========  =========  =========

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities at December 31, 1996 and 1997 were as follows:

                                         1996        1997
                                       ---------  ----------
                                          (IN THOUSANDS)
Deferred tax assets:
     Net operating loss
       carryforwards.................  $   2,369  $      510
     Reserves not currently
       deductible....................        200         509
     Accrued liabilities and other...        104         701
     Amortization of non-compete
       agreements....................        387         816
                                       ---------  ----------
                                           3,060       2,536
Valuation allowance..................     (1,442)       (268)
                                       ---------  ----------
          Total deferred tax
             assets..................  $   1,618  $    2,268
                                       =========  ==========
Deferred tax liability:
     Amortization and depreciation...  $  (4,893) $  (12,814)
     Preneed assets, net.............       (170)     (1,670)
                                       ---------  ----------
          Total deferred tax
             liabilities.............  $  (5,063) $  (14,484)
                                       =========  ==========
Net deferred tax liability...........  $  (3,445) $  (12,216)
                                       =========  ==========
Current net deferred asset...........  $     304  $      897
Non-current net deferred liability...     (3,749)    (13,113)
                                       ---------  ----------
                                       $  (3,445) $  (12,216)
                                       =========  ==========

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets for which realization is uncertain. The Company reviews the valuation allowance at the end of each quarter and makes adjustments if it is determined that it is more likely than not that the NOL's will be realized. At December 31, 1997, the Company has approximately $584,000 of federal net operating loss ("NOL") carryforwards which will expire between 2009 and 2011, if not utilized, and $3,826,000 of state NOL carryforwards which will expire between the years 2000 and 2012, if not utilized. As a result of the IPO (see Note 7), there may be a limitation placed on the Company's utilization of its NOL's by Section 382 of the Internal Revenue Code in any one particular tax year. Deferred tax liabilities were recorded with respect to purchase accounting transactions during the year ended December 31, 1997 in the approximate amount of $7,218,000.

7.  STOCKHOLDERS' EQUITY:

  INITIAL PUBLIC OFFERING

     On August 8, 1996 the Company completed its IPO of 3,910,000 shares of its Class A Common Stock at $13.50 per share for net proceeds of approximately $48 million, after selling commissions and related expenses of approximately $5 million. The net proceeds of the IPO were used to repay outstanding indebtedness of the Company. In connection with the IPO, the Company performed a recapitalization of its Common Stock into two classes of Common Stock (Class A and Class B), provided separate voting rights to each class and converted existing Common Stock to Class B Common Stock. The holders of Class A Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The holders of Class B Common Stock are entitled to ten votes for each share held on all matters submitted to a vote of common stockholders. The Series A, B and C Preferred Stocks automatically converted into Class B Common

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Stock upon closing of the IPO. Series D Preferred Stock remained outstanding after the IPO (see Note 8).

  PREFERRED STOCK

     Prior to the IPO, the Company had three classes of preferred stock outstanding, Series A, B and C. These preferred stocks automatically converted into shares of Class B Common Stock at the effective date of the IPO (August 8, 1996).

  TREASURY STOCK

     The Company purchased 3,292 shares of Class B Common Stock for $60,000 and 170,000 shares of Series B Preferred Stock for $341,000, during 1997 and 1996, respectively. Such shares have been canceled.

  STOCK OPTION PLANS

     The Company has three stock option plans currently in effect under which future grants may be issued: the 1995 Stock Incentive Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Nonemployee Director Stock Option Plan (the "Directors' Plan").

     Options granted under the 1995 Plan have a ten year term. All options granted under the 1995 Plan prior to the IPO vest immediately, while substantially all of those issued in conjunction with and after the IPO vest over a four year period at 25% per year. Options issued under this plan prior to the Company's IPO are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. A total of 700,000 shares are reserved for issuance under the 1995 Plan of which 408,449 shares were outstanding at December 31, 1997.

     Options granted under the 1996 Plan and the Directors' Plan have ten year terms and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date. A total of 600,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan and 200,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan. A total of 560,000 and 130,000 shares were outstanding under the 1996 Plan and Directors' Plan, respectively.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and income (loss) per share would have been the following pro forma amounts:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
                                            (IN THOUSANDS, EXCEPT
                                               PER SHARE DATA)
Net income (loss) available to common
  stockholders
     As reported.....................  $  (2,494) $    (913) $   3,406
     Pro forma.......................     (2,721)    (1,122)     2,353
Net income (Loss) per share available
  to common stockholders:
Basic
     As reported.....................       (.99)      (.19)       .33
     Pro forma.......................      (1.08)      (.23)       .23
Diluted
     As reported.....................       (.99)      (.19)       .32
     Pro forma.......................      (1.08)      (.23)       .22

     Each of the plans is administered by a stock option committee appointed by the Board of Directors. The plans allow for options to be granted as non-qualified options, incentive stock options, reload options, alternative appreciation rights and stock bonus options. As of December 31, 1997, only non-qualified options and incentive stock options have been issued. The options are granted with an exercise price equal to the then fair market value of the Company' s Common Stock as determined by the Board of Directors.

     A summary of the status of the plans at December 31, 1996 and 1997 and changes during the year ended is presented in the table and narrative below:

                                                 YEAR ENDED DECEMBER 31,
                                      ------------------------------------------
                                             1996                    1997
                                      ------------------      ------------------
                                      SHARES    WTD AVG.      SHARES    WTD AVG.
                                      (000)     EX PRICE      (000)     EX PRICE
                                      ------    --------      ------    --------
Outstanding at beginning of period...     50     $ 9.80          850     $13.74
Granted..............................    818       13.9          338      20.18
Exercised............................     (5)     10.43          (23)     11.35
Canceled.............................    (13)     10.11          (65)     16.80
                                      ------                  ------
Outstanding at end of year...........    850      13.74        1,100      15.40
                                      ------                  ------
Exercisable at end of year...........     74      10.34          146      12.41
                                      ------                  ------
Weighted average fair value of
  options granted.................... $ 8.00                  $ 8.52

     All of the options outstanding at December 31, 1997 have exercise prices between $8.00 and $24.75, with a weighted average exercise price of $15.40 and a weighted average remaining contractual life of 8.8 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: risk-free interest rates of 6.67% and 6.45%; expected dividend yields of zero percent and zero percent; expected lives of ten years and five years; expected volatility of 30.45% and 35.90%.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  REVERSE STOCK SPLIT

     On July 18, 1996, the Company's Board of Directors and stockholders approved an amendment to the Company's Certificate of Incorporation which authorized a one for two reverse stock split. The Consolidated Financial Statements were restated in 1996 as if the reverse stock split had occurred at the beginning of the earliest period presented. For each two shares of Class B Common Stock at $.01 par, the stockholder received one share of Class B Common Stock at $.01 par. Upon completion of the IPO, the Series A, B and C Preferred Stocks automatically converted into Class B Common Stock. The number of shares held by each Series A, B and C Preferred stockholder remained the same; however, the conversion prices for Class B Common Stock on those preferred shares doubled in conjunction with the above-mentioned reverse stock split. In addition, the exercise prices on outstanding stock options also doubled related to this reverse stock split, and the number of shares of Class B Common Stock covered by such options decreased by 50%.

8.  REDEEMABLE PREFERRED STOCK:

     The Company has 20,000,000 authorized shares of Series D Preferred Stock with a par value of $.01 per share, of which approximately 17,253,000 and 1,682,500 shares were issued and outstanding at December 31, 1996 and 1997, respectively. As of December 31, 1997, these shares can be converted into Class A Common Stock at the rate of $15.50 per share. The holders of Series D Preferred Stock are entitled to receive preferential dividends at an annual rate ranging from $0.06 to $0.07 per share, payable quarterly. Dividends are payable quarterly as long as the stock is outstanding. The Series D Preferred Stock is redeemable, in whole or in part, at the option of the Company, at any time during the period commencing with the second anniversary of the Company's IPO (August 8, 1998) and ending December 31, 2001. On December 31, 2001, the Company must redeem all shares of Series D Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

     Concurrent with every issuance of Series D Preferred Stock, irrevocable standby letters of credit, issued by a financial institution and guaranteed by the Company, were given to the holders (or designated beneficiaries) and can be drawn upon if certain events occur, including the following: the Company has failed to pay preferred stock dividends, the Company has failed to redeem the preferred stock shares on the designated mandatory redemption date or a liquidation, dissolution or winding up of affairs of the Company occurs. As of December 31, 1997, letters of credit of approximately $1,740,000 were outstanding relative to Series D Preferred Stock.

     During the first quarter of 1997, the Company issued approximately 20,000,000 shares of Series F Preferred Stock with a par value of $.01 per share to fund a portion of the acquisitions, of which 12,278,285 were outstanding at December 31, 1997. These shares are convertible into Class A Common Stock at the rate of $16.00 per share as of December 31, 1997, and increasing to $17.00 per share on January 1, 1998. The holders of the Series F Preferred Stock are entitled to receive preferential dividends at the amount of $.04 payable quarterly, increasing to five percent per year for the period January 1, 1998 until January 1, 2001, at which time the annual rate becomes fixed at $.0486 per share. On December 31, 2007, the Company must redeem all shares of Series F Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  EARNINGS PER SHARE:

     The following table sets forth the computation of the basic and diluted earnings (loss) per share for 1995, 1996 and 1997:

                                         1995       1996       1997
                                       ---------  ---------  ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
     Net income (loss) before
       extraordinary item............  $  (2,494) $     207  $   4,491
     Extraordinary item..............     --           (498)      (195)
                                       ---------  ---------  ---------
     Net income (loss)...............     (2,494)      (291)     4,296
     Preferred stock dividends.......     --           (622)      (890)
                                       ---------  ---------  ---------
     Numerator for basic earnings per
       share -- net income (loss)
       available to common
       stockholders..................  $  (2,494) $    (913) $   3,406
     Effect of dilutive securities:
          Preferred stock
             dividends...............     --         --         --
                                       ---------  ---------  ---------
     Numerator for diluted earnings
       per share -- net income
       available to common
       stockholders after assumed
       conversions...................  $  (2,494) $    (913) $   3,406
                                       ---------  ---------  ---------
Denominator:
     Denominator for basic earnings
       per share --
       weighted-average shares.......      2,520      4,869     10,226
     Effect of dilutive securities:
          Stock options..............     --         --            259
                                       ---------  ---------  ---------
     Denominator for diluted earnings
       per share --
       adjusted weighted-average
       shares and assumed
       conversions...................      2,520      4,869     10,485
                                       ---------  ---------  ---------
Basic earnings per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .35
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .33
                                       =========  =========  =========
Diluted earnings per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .34
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .32
                                       =========  =========  =========

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  MAJOR SEGMENTS OF BUSINESS

     The Company conducts funeral and cemetery operations only in the United States.

                                        FUNERAL     CEMETERY     CORPORATE     CONSOLIDATED
                                        --------    ---------    ----------    -------------
                                             (IN THOUSANDS, EXCEPT NUMBER OF OPERATIONS
                                                             LOCATIONS)
Revenues:
     1997............................   $ 64,888     $12,533      $ --           $  77,421
     1996............................     37,445       2,903        --              40,348
     1995............................     22,661       1,576        --              24,237
                                        --------    ---------    ----------    -------------
Income from operations:
     1997............................   $ 16,484     $ 2,899      $ (5,277)      $  14,106
     1996............................      6,804         362        (2,474)          4,692
     1995............................      3,740         250        (2,106)          1,884
                                        --------    ---------    ----------    -------------
Identifiable assets:
     1997............................   $208,833     $57,020      $ 12,087       $ 277,940
     1996............................    117,061       9,285         4,962         131,308
     1995............................     48,847       2,169        10,730          61,746
                                        --------    ---------    ----------    -------------
Depreciation and amortization:
     1997............................   $  5,195     $ 1,454      $  1,160       $   7,809
     1996............................      2,863         129           637           3,629
     1995............................      1,609          72           267           1,948
                                        --------    ---------    ----------    -------------
Capital expenditures:(a)
     1997............................   $ 34,858     $34,653      $  2,758       $  72,269
     1996............................     24,737       5,073         1,004          30,814
     1995............................      4,530         100         1,116           5,746
                                        --------    ---------    ----------    -------------
Number of operating locations at year
  end:
     1997............................        120          20        --                 140
     1996............................         76          10        --                  86
     1995............................         41           3        --                  44

------------

(a) Includes $2,727,000, $26,184,000 and $63,106,000 for the three years ended
    December 31, 1997, respectively, for purchases of property, plant and equipment and cemetery property of acquired businesses.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The table below sets forth consolidated operating results by fiscal quarter for the years ended December 31, 1996 and 1997 (in thousands, except per share data):

                                         FIRST     SECOND      THIRD     FOURTH
                                       ---------  ---------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
1996(A)
Revenues, net........................  $   7,635  $   9,290  $  10,145  $  13,278
Gross profit.........................      1,670      1,719        994      2,783
Net income (loss) before
  extraordinary item.................       (193)      (468)      (414)     1,282
Extraordinary item...................     --         --           (498)    --
Preferred stock dividend
  requirements.......................         10         91        250        271
Net income (loss)....................       (203)      (559)    (1,162)     1,011
Basic earnings (loss) per common
  share
     Continuing operations...........  $    (.08) $    (.22) $    (.11) $     .12
     Extraordinary item..............     --         --           (.09)    --
                                       ---------  ---------  ---------  ---------
     Net income (loss)...............  $    (.08) $    (.22) $    (.20) $     .12
                                       ---------  ---------  ---------  ---------
Diluted earnings (loss) per common
  share
     Continuing operations...........  $    (.08) $    (.22) $    (.11) $     .12
     Extraordinary item..............     --         --           (.09)    --
                                       ---------  ---------  ---------  ---------
     Net income (loss)...............  $    (.08) $    (.22) $    (.20) $     .12
                                       ---------  ---------  ---------  ---------
1997(A)
Revenues, net........................  $  17,989  $  19,061  $  18,245  $  22,126
Gross profit.........................      5,143      5,003      3,557      5,680
Net income before extraordinary
  item...............................      1,825      1,489        347        830(b)
Extraordinary item...................     --         --           (195)    --
Preferred stock dividend
  requirements.......................        363        174        176        177
Net income (loss)....................      1,462      1,315        (24)       653(b)
Basic earnings per common share:
     Continuing operations...........  $     .16  $     .13  $    0.02  $     .06(b)
     Extraordinary item..............     --         --          (0.02)    --
                                       ---------  ---------  ---------  ---------
     Net income......................  $     .16  $     .13  $  --      $     .06(b)
                                       ---------  ---------  ---------  ---------
Diluted earnings per common share:
     Continuing operations...........  $     .16  $     .12  $    0.02  $     .06(b)
     Extraordinary item..............     --         --          (0.02)    --
                                       ---------  ---------  ---------  ---------
     Net income......................  $     .16  $     .12  $  --      $     .06(b)
                                       ---------  ---------  ---------  ---------

------------

(a) Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share amounts does not equal the total computed for the year due to stock transactions which occurred during the periods presented.

(b) Includes a one-time charge of $390,000 (equivalent to $.04 per share) to revalue historical deferred tax accounts from 34% to 35%.

                            [CARRIAGE SERVICES LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering are estimated to be as follows:

Securities and Exchange Commission
  registration fee......................  $   35,244
NASD filing fee.........................      13,178
NYSE listing fee........................      14,000
Legal fees and expenses.................     100,000
Accounting fees and expenses............      50,000
Blue Sky fees and expenses (including
  legal fees)...........................       5,000
Printing expenses.......................     125,000
Transfer Agent fees.....................      10,000
Miscellaneous...........................      47,578
                                          ----------
     TOTAL..............................  $  400,000
                                          ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Carriage, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carriage is required by Section 145 to indemnify any person against reasonable expenses (including attorneys' fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding.
Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article 10 of Carriage's charter provides that the company shall indemnify and hold harmless any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director or officer of the company while a director or officer of the company, is or was serving at the request of the company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. The right to indemnification under Article 10 of the charter is a contract right which includes, with respect to directors and officers, the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its disposition.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From March 8, 1996 to September 6, 1996, Carriage sold an aggregate of 17,775,616 shares of Series D preferred stock, valued at $1.00 per share, to the former owners of acquired funeral homes. Consideration for such shares consisted of ownership interests in funeral home businesses. Carriage relied on an exemption under Section 4(2) of the Securities Act in effecting these transactions.

     On May 28, 1996, an employee exercised options to purchase 1,000 shares of common stock pursuant to Carriage's 1995 Stock Incentive Plan at an exercise price of $5.00 per share. Carriage relied on an exemption under Section 4(2) of the Securities Act in effecting this transaction.

     On January 7, 1997, Carriage sold 19,999,992 shares of Series F preferred stock, valued at $1.00 per share, to the former owners of acquired funeral homes. Consideration for such shares consisted of ownership interests in funeral home businesses. Carriage relied on an exemption under Section 4(2) of the Securities Act in effecting this transaction.

     From August 30, 1996 to May 31, 1997, Carriage sold an aggregate of 517,197 shares of Class A common stock, valued at market prices, to the former owners of acquired funeral homes. Consideration for such shares consisted of ownership interests in funeral home businesses. Carriage relied on an exemption under
Section 4(2) of the Securities Act in effecting these transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

        EXHIBIT
         NUMBER                                                  DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          *1.1       --   Form of Underwriting Agreement
           3.1       --   Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the
                          year ended December 31, 1996 (File No. 1-11961)
           3.2       --   Certificate of Amendment dated May 9, 1996, incorporated herein by reference to Exhibit
                          10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
                          1997 (File No. 1-11961)
           3.3       --   Certificate of Decrease, reducing the authorized Series D preferred stock, incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the
                          quarter ended September 30, 1997 (File No. 1-11961)
           3.4       --   Certificate of Decrease, reducing the authorized Series F preferred stock, incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the
                          quarter ended September 30, 1997 (File No. 1-11961)
           3.5       --   Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit
                          3.2 to the Company's Registration Statement on Form S-1 (File No. 333-05545)
           4.1       --   Specimen Common Stock certificate, incorporated herein by reference to Exhibit 4.1 to the
                          Company's Registration Statement on Form S-1 (File No. 333-05545)
          *5.1       --   Opinion of Vinson & Elkins L.L.P.
          10.1       --   Loan Agreement between the Company and NationsBank of Texas, N.A. dated September 9, 1997, incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
                          10-Q for the quarter ended September 30, 1997 (File No. 1-11961)
          10.2       --   Asset Purchase Agreement dated November 13, 1997 among Carriage Funeral Holdings, Inc.,
                          Sidun Funeral Group, Inc. and Charles D. Sidun, incorporated herein by reference to exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31,
                          1997 (File No. 1-11961)


          10.3       --   Merger Agreement dated November 19, 1997 among Carriage Services, Inc., Carriage Services of Florida, Inc., Forest Lawn/Evergreen Management Corp., Greg M. Brudnicki and Charles E.
                          Kent, incorporated herein by reference to exhibit 10.18 to the Company's Annual Report on
                          Form 10-K for the year ended December 31, 1997 (File No. 1-11961)
          10.4       --   Asset Purchase Agreement dated November 19, 1997 among Carriage Funeral Holdings, Inc.,
                          Kent-Thornton Funeral Home, Inc., Greg Brudnicki, Charles Kent, Ricky Kent and Jane
                          Thornton, incorporated herein by reference to exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-11961)
          10.5       --   Employment Agreement with Melvin C. Payne, incorporated herein by reference to Exhibit
                          10.23 to the Company's Registration Statement on Form S-1 (File No. 333-05545)
          10.6       --   Employment Agreement with Mark W. Duffey, incorporated herein by reference to Exhibit
                          10.24 to the Company's Registration Statement on Form S-1 (File No. 333-05545)
          10.7       --   Employment Agreement with Russell W. Allen, incorporated herein by reference to Exhibit
                          10.25 to the Company's Registration Statement on Form S-1 (File No. 333-05545)
          10.8       --   Employment Agreement with Gary O'Sullivan, incorporated herein by reference to Exhibit
                          10.26 to the Company's Annual Report on Form 10-K (File No. 1-11961)
          10.9       --   Employment Agreement with Thomas C. Livengood, incorporated herein by reference to Exhibit
                          10.27 to the Company's Annual Report on Form 10-K (File No. 1-11961)
          10.10      --   Amended and Restated 1995 Stock Incentive Plan, incorporated herein by reference to
                          Exhibit 10.23 to the Company's Annual Report on Form 10-K (File No. 1-11961)
          10.11      --   Amended and Restated 1996 Stock Option Plan, incorporated herein by reference to Exhibit
                          10.24 to the Company's Annual Report on Form 10-K (File No. 1-11961)
          10.12      --   Amended and Restated 1996 Directors' Stock Option Plan, incorporated herein by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K (File No. 1-11961)
          10.13      --   Employment Agreement with Greg M. Brudnicki, incorporated herein by reference to Exhibit
                          10.17 to the Company's Registration Statement on Form S-1 (File No. 333-51153)
          10.14      --   Employment Agreement with Robert D. Larrabee, incorporated herein by reference to Exhibit
                          10.18 to the Company's Registration Statement on Form S-1 (File No. 333-51153)
          10.15      --   Employment Agreement with Mark F. Wilson, incorporated herein by reference to Exhibit
                          10.19 to the Company's Registration Statement on Form S-1 (File No. 333-51153)
          10.16      --   Carriage Partners Plan for Northern Florida, Southern Georgia and Alabama effective
                          November 20, 1997, incorporated herein by reference to Exhibit 10.20 to the Company's
                          Registration Statement on Form S-1 (File No. 333-51153)
          10.17      --   Plan Adoption Agreement dated as of November 20, 1997 by and among Carriage Services of
                          Florida, Inc. and Greg M. Brudnicki, incorporated herein by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 (File No. 333-51153)
          10.18      --   Carriage Partners Plan for Northwestern Idaho and Eastern Washington effective April 1,
                          1996, incorporated herein by reference to Exhibit 10.22 to the Company's Registration
                          Statement on Form S-1 (No. 333-51153)
         *10.19      --   Amendment No. 1 to Carriage Partners Plan for Northwestern Idaho and Eastern Washington
                          effective May 29, 1998.

         *10.20      --   Amended and Restated Plan Adoption Agreement dated as of May 29, 1998 by and among
                          Carriage Funeral Services of Idaho, Inc. and Robert D. Larrabee.
          10.21      --   Carriage Partners Plan for California effective January 7, 1997, incorporated herein by reference to Exhibit 10.24 to the Company's Registration Statement on Form S-1 (File No.
                          333-51153)
          10.22      --   Plan Adoption Agreement dated as of January 7, 1997 by and among Carriage Funeral Services of California, Inc. and Mark F. Wilson, incorporated herein by reference to Exhibit 10.25 to the Company's Registration Statement on Form S-1 (File No. 333-51153)
          10.23      --   Amendment No. 1 dated April 24, 1998 to the Loan Agreement by and among the Company and
                          NationsBank of Texas, N.A., dated September 9, 1997, incorporated herein by reference to
                          Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March
                          31, 1998 (File No. 1-11961)
          10.24      --   Amendment No. 2 dated September 16, 1998 to the Loan Agreement by and among the Company and NationsBank of Texas, N.A., dated September 9, 1997, incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                          September 30, 1998 (File No. 1-11961)
          10.25      --   1998 Stock Option Plan for Consultants, incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8 (File No. 333-62593)
          10.26      --   Amendment No. 1 to 1995 Stock Incentive Plan. Incorporated herein by reference to Exhibit
                          10.1 to the Company's Registration Statement on Form S-8 (File No. 333-49041).
          10.27      --   Amendment No. 1 to 1996 Stock Option Plan. Incorporated herein by reference to Exhibit
                          10.2 to the Company's Registration Statement on Form S-8 (File No. 333-49041).
          10.28      --   1997 Employee Stock Purchase Plan. Incorporated herein by reference to Exhibit 10.1 to the
                          Company's Registration Statement on Form S-8 (File No. 333-49053).
          21.1       --   Subsidiaries of the Company
          23.1       --   Consent of Arthur Andersen LLP
         *23.2       --   Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
          24.1       --   Powers of Attorney (included on the signature page to the initial Registration Statement)

------------

* To be filed by amendment.

     All other exhibits have been previously filed.

     (b)  Consolidated Financial Statement Schedules

     All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 15TH DAY OF JANUARY, 1999.


                                      CARRIAGE SERVICES, INC.

                                      By /s/ MELVIN C. PAYNE
                                             MELVIN C. PAYNE
                                             CHAIRMAN OF THE BOARD AND CHIEF
                                             EXECUTIVE OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Duffey and Thomas C. Livengood, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacitites, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------   -----------------
                  /s/MELVIN C. PAYNE                        Chairman of the Board, Chief       January 15, 1999
                   MELVIN C. PAYNE                         Executive Officer and Director

                  /s/MARK W. DUFFEY                            President and Director          January 15, 1999
                    MARK W. DUFFEY

                /s/THOMAS C. LIVENGOOD                    Executive Vice President, Chief      January 15, 1999
                 THOMAS C. LIVENGOOD                      Financial Officer and Secretary
                                                        (Principal Financial and Accounting
                                                                      Officer)

                  /s/C. BYRON SNYDER                                  Director                 January 15, 1999
                   C. BYRON SNYDER

                /s/BARRY K. FINGERHUT                                 Director                 January 15, 1999
                  BARRY K. FINGERHUT

                 /s/GREG M. BRUDNICKI                                 Director                 January 15, 1999
                  GREG M. BRUDNICKI

                /s/RONALD A. ERICKSON                                 Director                 January 15, 1999
                  RONALD A. ERICKSON

                /s/ROBERT D. LARRABEE                                 Director                 January 15, 1999
                  ROBERT D. LARRABEE

                 /s/STUART W. STEDMAN                                 Director                 January 15, 1999
                  STUART W. STEDMAN


                   MARK F. WILSON                                     Director                 January __, 1999


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